Exhibit 10.37

* Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

THIRD RESTATED LICENSE AGREEMENT

FOR IL-21 EMBODIMENTS

by and between

ZymoGenetics, Inc.,

and

Novo Nordisk A/S

Effective Date: December 3, 2009

CONTENTS

ARTICLE ONE Definitions and Terminology			1
1.1	Definitions		1
1.2	Terminology		11

ARTICLE TWO License			11
2.1	License Grant		11
2.2	Nonexclusive License Grant – IL-21 Protein		11
2.3	Sublicensing by NN		11
2.4	ZGEN Reservation of Rights		12
2.5	Transition Plan		12
2.6	Development		12
2.7	Commercialization		13
2.8	[*] Technology		13

ARTICLE THREE Upfront and Milestone Fees			14
3.1	Execution Fee		14
3.2	Milestone Fees		14
3.3	Milestone Fees under [*] Agreement		15

ARTICLE FOUR Royalties			15
4.1	Patent Products		15
4.2	Know-How Products		16
4.3	Not Additive; Aggregation		16
4.4	Third Party Agreements		16
	4.4.1	General	16
	4.4.2	Royalties under [*] Agreement	17
4.5	Generic Products		17
4.6	Additive Offsets; Minimum Royalties		17
4.7	Payments and Reports		18
4.8	Taxation of Payments		18
4.9	Currency Blockage		19

ARTICLE FIVE Co-Funding Phase III Clinical Development and USA Co-Promotion			19
5.1	Election to Co-Fund		19
5.2	Procedure		19
5.3	Consequences of Election to Co-Fund		19
	5.3.1	Cost Sharing	19
	5.3.2	Royalties on Net Sales in the USA	19
	5.3.3	ZGEN’s Right to Co-Promote in USA	20
5.4	Phase III Costs		20
	5.4.1	Cost Sharing of Phase III Costs	20
	5.4.2	Accounting and Reconciliation	20
5.5	Co-Promotion in USA		22

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	5.5.1	USA Co-Promotion Agreement	22
	5.5.2	Right to Co-Promote	22
5.6	ZGEN’s Right to Opt Out of Co-Funding		23

ARTICLE SIX Relationship Management			23
6.1	Joint Executive Committee		23
	6.1.1	Formation; Composition; Decisions	23
	6.1.2	Role and Responsibilities	24
	6.1.3	Meetings and Communications	24
6.2	Development and Commercialization Plan		24
6.3	Alliance Managers		25
	6.3.1	Appointment	25
	6.3.2	Responsibilities	25
6.4	Finance Contacts		26

ARTICLE SEVEN Confidentiality			26
7.1	Confidential Information		26
7.2	Confidentiality Obligation		27
7.3	Release from Confidentiality Obligation		27

ARTICLE EIGHT Indemnification			28
8.1	Personal Injury or Property Damage		28
8.2	Insurance		28

ARTICLE NINE Patents			29
9.1	Prosecution		29
9.2	Patent Term Extension		30
9.3	Notice of Infringement and Conference		31
9.4	ZGEN Has First Right		31
9.5	NN Has Secondary Right		32
9.6	Settlement		33
9.7	Patent Contacts		33
9.8	Cooperation		33
9.9	Affiliates, Commercialization Partners and Sublicensees		34
9.10	Filing, Prosecution, Maintenance of Cell Line Patents and Construction Strain Patents		34
9.11	Filing, Prosecution, Maintenance of Patents and Patent Applications arising from Work Performed pursuant to Annual Plan or Long Range Plan		34

ARTICLE TEN Term and Termination			34
10.1	Term and Expiration		34
10.2	Termination by NN for Convenience		34
10.3	Safety Reasons		35
10.4	Insolvency		35
10.5	Breach		35

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10.6	Termination of License With Respect to Contested Patent Rights	36
10.7	Effect of Expiration or Termination	36
10.8	Survival of Obligations under Second Restated License Agreement	36
10.9	Return of Project Following Termination	36

ARTICLE ELEVEN Representations and Warranties		37
11.1	Representations, Warranties and Covenants of NN	37
11.2	Representations, Warranties and Covenants of ZGEN	38
11.3	Warranty Disclaimer	39
11.4	Limited Liability	39

ARTICLE TWELVE Miscellaneous		39
12.1	Assignment	39
12.2	Relationship between the Parties	40
12.3	Public Announcements	40
12.4	Use of Names, Trade Names and Trademarks	41
12.5	Force Majeure	41
12.6	Governing Law	41
12.7	Waiver of Remedies	41
12.8	Entire Agreement	41
12.9	Notices	42
12.10	Severability	42
12.11	Headings	42
12.12	Review of Agreement	42
12.13	Compliance with Laws; Export Regulations	43
12.14	[*]	43
12.15	Counterparts	43

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LIST OF SCHEDULES AND APPENDICES

Schedule 1	Illustrative List of Items to be Transferred in Accordance with Section 2.5 – Transition Plan
Schedule 2	Press Release
Schedule 3	Description of Certain Sales Incentives Referenced in the
Definition of Net Sales

Appendix 1	IL-21 Related Patents, Cell Line Patents and Construction Strain Patents
Appendix 2	[*] Agreement
Appendix 3	Principal Terms of USA Co-Promotion Agreement
Appendix 4	Novo Nordisk Invoice Instructions
Appendix 5	List of Countries Pursuant to Section 9.1
Appendix 6	[*]

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THIRD RESTATED LICENSE AGREEMENT

FOR IL-21 EMBODIMENTS

This Third Restated License Agreement for IL-21 Embodiments (as defined herein) (“Agreement”) is entered into as of December 3, 2009 (“Effective Date”) by and between ZymoGenetics, Inc., a Washington corporation (“ZGEN”), and Novo Nordisk A/S, a Danish corporation (“NN”).

RECITALS

A. ZGEN and NN were parties to an Option and License Agreement, effective as of November 10, 2000 (as amended, the “Option Agreement”).

B. Pursuant to the Option Agreement, NN exercised its option to receive an exclusive license to various embodiments of IL-21 and ZGEN and NN entered into a License Agreement for IL-21, effective as of August 21, 2001 (the “Original License Agreement”), that covered a territory comprising all the countries of the world other than USA, Canada and Mexico.

C. ZGEN and NN entered into a Restated License Agreement for IL-21, effective as of January 1, 2003 (the “Restated License Agreement”), that superseded the Original License Agreement and added to the intellectual property subject to the license.

D. ZGEN and NN entered into a Second Restated License Agreement for IL-21, effective as of January 16, 2009 (the “Second Restated License Agreement”), that superseded the Restated License Agreement and removed certain embodiments of IL-21 from the license.

E. ZGEN and NN desire to supersede the Second Restated License Agreement with this Agreement, which further adds to the intellectual property subject to the license and expands the territory to include all the countries of the world.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE ONE

Definitions and Terminology

1.1	Definitions

In addition to other terms defined elsewhere in this Agreement, words and phrases with initial capitals shall have the meanings stated in this Section 1.1.

1.1.1 “Ab Embodiment of IL-21 Product” means: a Product based on an Ab Embodiment of IL-21.

1.1.2 “Affiliate” means: with respect to a party, any other business entity which directly or indirectly controls, is controlled by or is under common control with the party. The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets, profits or earnings of a business entity shall be deemed to constitute control of the business entity. For the avoidance of doubt, ZGEN and NN are not (as of the Effective Date) Affiliates of each other. Notwithstanding the above, the Novo Nordisk Foundation, Novo A/S and Novozymes A/S shall not be considered Affiliates of NN; provided that any transfers of Product by NN to any of such entities shall be at an arm’s length price.

1.1.3 “Agency” means: the FDA, the EMEA or foreign equivalent of either.

1.1.4 “Annual Plan” is defined in Section 6.2.

1.1.5 “Antisense Embodiment of IL-21 Product” means: a Product based on an Antisense Embodiment of IL-21.

1.1.6 “Applicable Phase IIIB Costs” means: costs incurred by NN or for its account (including costs incurred outside of the USA and the European Union) that are attributable to trials conducted to support the registration of a Product in the USA and/or European Union that are required by an Agency for the granting of the Regulatory Approval. This includes trials or long-term extensions of Phase III trials conducted in order to [*] in the [*] at the [*] The post-approval commitments (if any) [*]

1.1.7 “Bankruptcy Code” is defined in Section 10.4.

1.1.8 “BLA” means: a Biologics License Application, New Drug Application or an application for any other approval from the FDA required to market a Product in the USA or a non-USA equivalent of any of the foregoing filed with an Agency.

1.1.9 “Business Day” means: any day other than a Saturday, Sunday or other day on which commercial banks in Seattle, Washington or Copenhagen, Denmark are authorized or required by applicable law to close.

1.1.10 “Candidate Antibody” means: the Ab Embodiment of IL-21 that constitutes ZGEN’s current development candidate.

1.1.11 “Cell Line Patents” means: the patents and patent applications set forth in Part B of Appendix 1.

1.1.12 “Commercialization Rights” means, subject to the terms and conditions of this Agreement, including ZGEN’s right to make an Election to Co-Fund: (a) the right to conduct research, use, sample, develop (including clinical development), manufacture, promote, market, offer to sell, import, export, distribute, sell, and have sold Products, including the use of , contract research organizations; and (b) the right to conduct research, use, sample, develop (including clinical development), manufacture, promote, market, offer to sell, import, export,

* Confidential Treatment Requested.

distribute, sell and have sold Products together with one or more third parties as part of a co-marketing agreement, strategic partnership, joint venture relationship or the like in which NN or its Affiliate continues work on research and development of Products; and (c) the right to sublicense one or more third parties to manufacture, promote, market, offer to sell, import, export, distribute, sell or have sold Products.

1.1.13 “Commercialization Partner” means: a third party to whom NN has extended rights consistent with Section 1.1.12(b).

1.1.14 “Construction Strain Patents” means: the patents and patent applications set forth in Part C of Appendix 1.

1.1.15 “Control” or “Controlled” means: with respect to a particular item of information or any intellectual property right or other tangible or intangible property, the entity referenced has the ability to exploit and to license or sublicense the right to exploit the referenced technology or rights, without violating the terms of any agreement or any other arrangement between the entity referenced and a third party.

1.1.16 “[*]” is defined in Section 2.8(c).

1.1.17 “Election to Co-Fund” is defined in Section 5.1.

1.1.18 “EMEA” means: the European Medicines Evaluation Agency or any successor agency thereto.

1.1.19 “FDA” means: the United States Food and Drug Administration or any successor agency thereto.

1.1.20 “First Indication” means: the first disease that a Product is intended to treat.

1.1.21 “FTE” means a total of [*] weeks or [*] hours per year of work on the development or commercialization of Products carried out by employees of a party having the appropriate relevant expertise to conduct such activities.

1.1.22 “FTE Rate” for both parties until December 31, 2009 will be [*] dollars. Thereafter, the FTE Rate will be adjusted annually by a percentage equal to the amount, if any, by which the Consumer Price Index for All Urban Consumers, United States City Average, All Items, Not Seasonally Adjusted (Base Period 1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics immediately prior to the time of an adjustment differs from such Consumer Price Index as published immediately prior to January 1, 2009. Adjustments shall take place annually on January 1 of each year thereafter. If such Consumer Price Index is discontinued, unavailable or otherwise substantially revised, a comparable index shall be used.

1.1.23 “Generic Product” means: any product marketed by a third party that is not an Affiliate, Commercialization Partner or Sublicensee, that (i) contains the same active pharmaceutical ingredient as the Patent Product marketed by NN or its Affiliates,

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Commercialization Partners or Sublicensees and (ii) does not significantly differ from such Patent Product in formulation, quality or effectiveness. For the avoidance of doubt, where the active pharmaceutical ingredient contained in the Patent Product is an Ab Embodiment of IL-21 or an IL-21 Antagonist Protein, then a Generic Product shall be considered to have the “same active pharmaceutical ingredient as the Patent Product” when the active pharmaceutical ingredient in the Generic Product has the same sequence as the Ab Embodiment of IL-21 or the IL-21 Antagonist Protein contained in the Patent Product.

1.1.24 “GT Embodiment of IL-21 Product” means: a Product based on a GT Embodiment of IL-21.

1.1.25 “IL-21 Antagonist Protein” means: a protein, and all species, fragments and modifications of such polypeptide sequence, encoded by an IL-21 Gene that (i) act solely as an antagonist protein on the IL-21 receptor (i.e., such protein binds the receptor but does not elicit receptor signaling), and (ii) competitively inhibits the binding of IL-21 Protein on the IL-21 receptor.

1.1.26 “IL-21 Antagonist Protein Product” means: a Product based on an IL-21 Antagonist Protein.

1.1.27 “IL-21 Embodiment” means: one or more of the following:

(a) an IL-21 Gene;

(b) “GT Embodiments of IL-21”, which are further defined as gene therapy vectors or constructs capable of expressing the IL-21 Protein in vivo;

(c) “Ab Embodiments of IL-21”, which are further defined as a polypeptide (including a monoclonal antibody or fusion protein) or any fragment or derivative thereof that binds to IL-21 Protein;

(d) “Antisense Embodiments of IL-21”, which are further defined as natural or modified polynucleotides, such as triple helix variants or alternative chemistries, that interfere with expression of the IL-21 Protein; or

(e) an IL-21 Antagonist Protein.

1.1.28 “IL-21 Gene” means: the polynucleotide sequence identified in SEQ ID No. [*] in International application number [*], published as [*], and all species, fragments and modifications of such polynucleotide sequence that are disclosed in such application or any patents or patent applications included in Appendix 1.

1.1.29 “IL-21 Gene Product” means: a Product based on an IL-21 Gene.

1.1.30 “IL-21 Protein” means: the protein identified in SEQ ID No. [*] in International application number [*], published as [*] and any protein encoded by an IL-21 Gene, and all species, fragments and modifications of such polypeptide sequence that are disclosed in such

* Confidential Treatment Requested.

application or any patents or patent applications included in Appendix 1. Notwithstanding the above, any IL-21 Antagonist Protein shall be expressly excluded from the definition of IL-21 Protein.

1.1.31 “IL-21 Related Know-How” means: all inventions, discoveries, know-how, methodologies, technology, tangible materials (including nucleic acids, peptides, vectors, proteins, and the like) that:

(a) are Controlled by ZGEN as of the Effective Date and either (i) pertain to at least one IL-21 Embodiment or (ii) are otherwise necessary for NN to make, have made, use, sell, offer to sell and import Products in the Territory; and

(b) are Controlled by ZGEN during the term of this Agreement and both (i) pertain to at least one IL-21 Embodiment and (ii) are necessary for NN to make, have made, use, sell, offer to sell and import Products in the Territory.

For the avoidance of doubt, IL-21 Related Know-How shall not include: (A) know-how which at the time of disclosure is in the public domain; (B) know-how which, prior to the disclosure from ZGEN to NN (whether before or after the Effective Date), was in NN’s possession; and (C) know-how developed independently by NN without any use of any confidential ZGEN know-how or confidential ZGEN patent rights whatsoever.

1.1.32 “IL-21 Related Patents” means:

(a) the patents and patent applications set forth in Part A of Appendix 1;

(b) any patents and patent applications that claim (i) an IL-21 Embodiment; (ii) a process, formulation and/or mixture comprising an IL-21 Embodiment; (iii) a method of making or manufacturing an IL-21 Embodiment; or (iv) a method of using an IL-21 Embodiment and are Controlled by ZGEN during the term of this Agreement and that are necessary for NN to make, have made, use, sell, offer to sell and import Products in the Territory;

(c) all divisional or continuation (in whole or in part) applications of the applications described in subsection (a) or (b);

(d) all patents issuing from the applications described in subsections (a), (b) and (c); and

(e) all extensions, supplemental protection certificates (including any form of patent term extensions), reissues, reexaminations, substitutions or renewals of the patents described in subsection (d).

[*]

1.1.33 “IND” means: an Investigational New Drug application, or its foreign equivalent.

1.1.34 “JEC” is defined in Section 6.1.1.

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1.1.35 “Know-How Product” means: a product in final dosage form that contains an IL-21 Embodiment and is not a Patent Product but that was developed through use of any IL-21 Related Patent, Cell Line Patent, Construction Strain Patent or IL-21 Related Know-How, or which otherwise incorporates or embodies IL-21 Related Know-How.

1.1.36 “Letter Agreement” is defined in Appendix 2.

1.1.37 “License Dispute” is defined in Section 4.4.1(b).

1.1.38 “Long-Range Plan” is defined in Section 6.2.

1.1.39 “[*] Agreement” is defined in Appendix 2.

1.1.40 “[*] Commercial License” is defined in Section 2.8(b)(i).

1.1.41 “Milestone Events” is defined in Section 3.2(a).

1.1.42 “Milestone Fee” is defined in Section 3.2(a).

1.1.43 “Net Sales” means: the gross amount invoiced by NN, its Affiliates, Commercialization Partners and Sublicensees from sales or other dispositions of Products to any independent third party (i.e., non-Affiliate), less the following with respect to the invoiced Product:

(a) any credits and allowances on account of retroactive price adjustments or on account of rejection, recall or return of Products previously invoiced;

(b) any price reductions, chargebacks and volume rebates and discounts, including cash discounts, as well as administrative, management and other fees, commissions, reimbursements and similar payments to wholesalers and other third party distributors, government authorities, benefit management organizations, health insurance carriers, hospitals, group purchasing organizations and other institutions such as [*] as further described on Schedule 3;

(c) any sales, excise, turnover, value added, or similar taxes and any duties and other governmental charges imposed upon the sale of Product(s) that are included in the invoice;

(d) the [*] of [*] used for [*], comprising the total of (i) the [*] if such [*] is [*] from [*] or (ii) the [*] of such [*] if such [*] are [*] by NN or its Affiliates. Such [*] shall not include conventional [*].

In the event that the Product is sold as part of a Combination Product (as defined herein) the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A + B) where A is the average net sale price of the Product when sold separately in finished form and B is the average net sale price of the Other Active Agents (as defined herein) sold separately in finished form. In the event that the average sale price of the Product or Other Active Agents

* Confidential Treatment Requested.

cannot be determined, Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction C/(C+D), where C is the average per unit inventory cost of the Product and D is the average per unit inventory cost of the Other Active Agents. Inventory costs shall be determined in accordance with NN’s regular accounting methods.

The fractions set forth in the preceding two paragraphs, as applicable, for a Combination Product shall be calculated once each calendar year, for a country, and shall be used during all applicable royalty reporting periods for the entire calendar year. When determining the average sale price or inventory cost of a Product or Other Active Agents, data for the preceding calendar year shall be used for calculating the applicable fraction; provided, however, that with respect to the first year of Net Sales of a Combination Product for a country when there have not been prior separate sales of the corresponding Product, a reasonable estimate of the applicable fraction shall be used, and an adjustment made after the end of the year for the actual fraction calculated for the year. As used above, the term “Combination Product” means any pharmaceutical product which comprises (i) a Product and (ii) other pharmaceutically active compounds which are not moieties that are the subject of third-party patents described in Section 4.4 (“Other Active Agents”).

Notwithstanding the foregoing, the Net Sales of a Product in a country shall never be reduced below fifty percent (50%) of the gross amount invoiced for the Combination Product.

Any Product sold or otherwise disposed of in other than an arm’s-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market value in the country of sale or disposition.

1.1.44 “Non-Receiving Party” is defined in Section 4.8.

1.1.45 “NN Development Technology” means all of the following Controlled by NN or its Affiliates:

(a) any inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, reagents, compositions, formulas, biologic and other materials (including nucleic acids, peptides, vectors, proteins, antibodies, assays and the like) relating to Products that:

(i) are invented, discovered, developed or otherwise generated by or on behalf of NN or its Affiliates, Commercialization Partners or Sublicensees pursuant to its activities under this Agreement or a Prior Agreement; or

(ii) were actually used by or on behalf of NN or its Affiliates, Commercialization Partners or Sublicensees in the performance of its activities under this Agreement or a Prior Agreement; and

(b) all patent applications and patent, trademarks, trade secrets and other intellectual property rights anywhere in the world covering any of the technology described in Section 1.1.45(a) or otherwise related to the Product.

1.1.46 “NN Patent” is defined in Section 9.2.

1.1.47 “Original License Effective Date” means: August 21, 2001.

1.1.48 “Patent Attorney” is defined in Section 4.4.1(b).

1.1.49 “Patent Product” means: a product in final dosage form that contains an IL-21 Embodiment, the making, using, importation, exportation, offer for sale, or sale of which would infringe, in the absence of the license granted under this Agreement, any unexpired Valid Claim of an IL-21 Related Patent.

1.1.50 “Phase I Clinical Trial” means: a human clinical trial intended to obtain initial data regarding the safety of a Product.

1.1.51 “Phase IIa Clinical Trial” means: a clinical trial of a Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one (1) or more previously conducted Phase I Clinical Trial(s) and/or other Phase IIa Clinical Trial(s) in order to confirm the optimal manner of use of such Product (dose and dose regimens) and to better determine safety and efficacy.

1.1.52 “Phase IIb Clinical Trial” means: a clinical trial of a Product on sufficient numbers of patients that is designed to provide a determination of safety and efficacy of such Product in the target patient population over a range of doses and/or dose regimens. A successful Phase IIb Clinical Trial should support moving to Phase III Clinical Trial(s).

1.1.53 “Phase IIb Data Package” means: the following information to be presented by NN to ZGEN in order for ZGEN to determine whether it wants to make an Election to Co-Fund:

(a) a report summarizing all material data relating to the Product including:

(i) preclinical data and plans;

(ii) clinical data and plans;

(iii) manufacturing data and plans;

(iv) intellectual property status; and

(v) marketing data and commercialization plans;

(b) access to all source data for the above;

(c) access to all regulatory correspondence related to or material to the Product; and

(d) any other information NN knows is material to ZGEN’s decision whether it wants to make an Election to Co-Fund.

1.1.54 “Phase III Clinical Trial” means: a clinical trial to demonstrate efficacy and safety following the approval by NN senior management, in accordance with the policies and procedures as set forth in NN’s Health Care Project Manual. The initiation of a clinical trial that has been prospectively designed to demonstrate in a patient group (of sufficient size) statistically whether the Product is safe and effective for use in a particular indication, in a manner intended as part of a clinical Phase III program to be sufficient to obtain Regulatory Approval to market such Product, shall be deemed to be approval by NN senior management.

1.1.55 “Phase III Clinical Development” means: with respect to a Product, those activities, including Phase III Clinical Trials (which for purposes of this definition shall include Phase IIIb clinical trials generating additional safety documentation) and supporting manufacturing and regulatory activities, that are necessary to obtain the Regulatory Approval of such Product in the USA or European Union. Phase III Clinical Development shall not include (a) Phase IV Clinical Trials or post-approval clinical studies regulated as a condition of Regulatory Approval in the USA or European Union or (b) commercial scale up and process development, including process transfer and validation and assay transfer and validation conducted solely for commercialization of the Product and not for Regulatory Approval of the Product.

1.1.56 “Phase III Costs” means: the costs incurred by NN or for its account during the term of this Agreement in accordance with an Annual Plan (as defined herein) that are specifically identifiable or allocable to the Phase III Clinical Development of a Product and that are directed to achieving Regulatory Approval of such Product in the USA and European Union (including costs incurred outside of the USA and the European Union). The Phase III Costs shall include (a) amounts that NN pays to third parties involved in the Phase III Clinical Development of a Product (excluding any royalties, which are addressed in Section 4.4), (b) all internal costs calculated at the FTE Rate incurred by NN in connection with the Phase III Clinical Development of such Product and (c) Applicable Phase IIIB Costs.

1.1.57 “Phase III Stop/Go Decision” means: the decision on termination or continuation of the development of a Product into Phase III Clinical Trials (i.e., the [*]). The Phase III Stop/Go Decision provides [*] of all available [*] along with [*] is also included in the [*]. A report encompassing [*] supporting the [*] is also prepared for approval.

1.1.58 “Phase IV Clinical Trials” means: a product support clinical trial of a Product commenced after receipt of Regulatory Approval in the country where such trial is conducted. A Phase IV Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, investigator-sponsored clinical trials and trials required by an Agency for safety or other reasons that otherwise fit the foregoing definition.

1.1.59 “Product” means: either a Know-How Product or a Patent Product.

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1.1.60 “Prior Agreements” means: the Option Agreement, Original License Agreement, Restated License Agreement, Second Restated License Agreement and the Confidentiality Agreement, dated January 15, 2008.

1.1.61 “Reasonable Commercial Efforts” means: the exertion on a substantially continuous basis of efforts as would normally be devoted to the applicable task by a motivated commercial party with similar resources to those of the applicable party taking into account, without limitation, consideration of the [*], its [*], the [*], [*] factors, and other [*] factors. Notwithstanding the foregoing, to the extent that the performance of a party’s responsibilities hereunder is adversely affected by the other party’s failure to perform its responsibilities hereunder, such party will not be deemed to have failed to use its Reasonable Commercial Efforts in performing such responsibilities.

1.1.62 “Receiving Party” is defined in Section 4.8.

1.1.63 “Regulatory Approval” means: the authorization by an appropriate Agency to market and sell a Product in a jurisdiction.

1.1.64 “[*]” is defined in Section 12.14.

1.1.65 “Safety Reasons” is defined in Section 10.3.

1.1.66 “Second Indication” means: the second disease that a Product is intended to treat.

1.1.67 “Sublicensee” means: a third party to whom NN has extended a sublicense consistent with Section 1.1.12(c).

1.1.68 “Submission Milestone” means: the submission of the BLA to the FDA. The Submission Milestone is passed when the file has been delivered to, and accepted by, the FDA. The Submission Milestone ensures that all documentation determined by NN to be sufficient to satisfy the applicable requirements for Regulatory Approval is completed and collected and that the BLA is received by the FDA.

1.1.69 “Territory” means: all the countries of the world.

1.1.70 “Third Indication” means: the third disease that a Product is intended to treat.

1.1.71 “Valid Claim” means: (a) a claim of a pending IL-21 Related Patent that has been pending for less than [*] years from the filing date of the earliest filed patent application anywhere in the world from which such pending IL-21 Related Patent claims priority and has not been cancelled, withdrawn or abandoned or (b) an unexpired, granted IL-21 Related Patent that has not: (i) been disclaimed, withdrawn, canceled, or abandoned; or (ii) been finally rejected or held invalid by a decision of a patent-granting authority beyond right of review or appeal; or (iii) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable, but which was not timely appealed). For the avoidance of doubt, if a claim of a patent application within the IL-21 Related

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Patents that issues or grants after [*] years from the filing date of the earliest filed patent application anywhere in the world from which such pending IL-21 Related Patent claims priority, such claim from such issued or granted IL-21 Related Patent shall be considered a valid claim in accordance with clause (b) above.

1.2	Terminology

Where words and phrases are used in this Agreement in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” mean under or pursuant to any provision of this Agreement. References to Articles, Sections, Schedules and Appendices are to Articles, Sections, Schedules and Appendices of this Agreement unless otherwise specified. All Schedules and Appendices annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Appendix but not otherwise defined therein, shall have the meaning as defined in this Agreement.

ARTICLE TWO

License

2.1	License Grant

Subject to the terms and conditions of this Agreement (including Section 2.4), ZGEN hereby grants to NN the exclusive (even as to ZGEN) right in the Territory to practice all Commercialization Rights under the IL-21 Related Patents and IL-21 Related Know-How for all Products. Subject to Section 2.2, NN shall not use the IL-21 Related Patents or IL-21 Related Know-How for any other purpose.

2.2	Nonexclusive License Grant – IL-21 Protein

Subject to the terms and conditions of this Agreement, ZGEN further grants to NN the nonexclusive right to make and use worldwide the IL-21 Protein [*] only as required to develop (including to clinically develop), produce, and commercialize Products.

2.3	Sublicensing by NN

(a) NN may sublicense its rights granted pursuant to Section 2.1 without ZGEN’s written approval; provided that such sublicense is granted in accordance with the provisions of this Section 2.3. NN may sublicense its rights granted pursuant to Section 2.2 only upon ZGEN’s prior written approval, such approval not to be unreasonably withheld. Each sublicense shall be in writing, shall be subject to and consistent with the terms of this Agreement, and shall contain provisions substantially identical to Sections 2.6(b), 2.7(b) and 4.7, Articles Seven through Eight, and Sections 10.6, 10.7, 10.9, 12.3 and 12.4. Upon execution of each sublicense NN shall promptly provide ZGEN with a copy of each such sublicense (together with an English-language translation where necessary) and of each amendment and notice of termination of each sublicense.

* Confidential Treatment Requested.

(b) Each sublicense shall be terminable upon termination of this Agreement upon ZGEN’s written request, and NN shall include a statement to that effect in each sublicense. Notwithstanding the above, ZGEN will consider in good faith maintaining such sublicense upon termination of this Agreement with a sublicensee who is in full compliance with the terms of the applicable sublicense agreement.

2.4	ZGEN Reservation of Rights

ZGEN reserves for itself, its Affiliates, commercialization partners and licensees, the nonexclusive right to make and use in the Territory the IL-21 Embodiments as required for the development (including clinical development), production, and commercialization of products based on the IL-21 Protein.

2.5	Transition Plan

Within ninety (90) days of the Effective Date, the parties shall agree on a plan (the “Transition Plan”) pursuant to which ZGEN shall: (i) fully disclose to NN the IL-21 Related Patents and IL-21 Related Know-How to the extent not previously disclosed and (ii) transfer to NN the manufacturing processes relating to the Candidate Antibody as promptly as practicable, including the items set forth in Schedule 1 attached hereto. NN will reimburse ZGEN for its actual costs incurred in accordance with the Transition Plan or otherwise approved in writing by NN. Such costs shall include all internal costs calculated at the FTE Rate incurred by ZGEN in connection with the Transition Plan and all amounts that ZGEN pays to third parties to the extent approved in advance by NN, such approval not to be unreasonably withheld. The parties anticipate that the activities to be covered by the Transition Plan will be substantively complete within six (6) months after the Effective Date.

2.6	Development

(a) Subject to the terms and conditions of this Agreement, including Section 2.6(b), NN shall have sole control and decision-making authority over the development of Products; provided that NN’s decisions are reflected in the Long-Range Plan or Annual Plan.

(b) NN shall use its Reasonable Commercial Efforts to develop, manufacture and obtain Regulatory Approval for one or more Products, as soon as reasonably practicable, in one or more indications from Agencies in (i) the USA, (ii) Great Britain, (iii) Germany, (iv) France, (v) Italy, (vi) Spain, (vii) Japan and (viii) each of Brazil, Russia, India and China; provided that, in the case of any of the four countries listed in this subsection (viii), NN considers, following consultation with ZGEN, including at the JEC (as defined herein), that it represents a reasonable commercial opportunity to NN.

(c) Except as expressly set forth elsewhere in this Agreement, NN shall fund and shall bear one hundred percent (100%) of the costs of the development of Products hereunder in the Territory, including the costs of activities performed by ZGEN pursuant to this Agreement.

2.7	Commercialization

(a) Subject to the terms and conditions of this Agreement, including Section 2.7(b), NN shall have sole control and decision-making authority over the commercialization of Products; provided that NN’s decisions are reflected in the Long-Range Plan or Annual Plan.

(b) NN shall use its Reasonable Commercial Efforts to commercialize one or more Products, as soon as reasonably practicable, in one or more indications in (i) the USA, (ii) Great Britain, (iii) Germany, (iv) France, (v) Italy, (vi) Spain, (vii) Japan and (viii) each of Brazil, Russia, India and China provided that, in the case of any of the four countries listed in this subsection (viii), NN considers, following consultation with ZGEN, including at the JEC (as defined herein), that it represents a reasonable commercial opportunity to NN.

(c) Except as expressly set forth elsewhere in this Agreement, NN shall fund and shall bear one hundred percent (100%) of the costs of commercializing Products hereunder in the Territory, including amounts payable to ZGEN under the USA Co-Promotion Agreement.

2.8	[*] Technology

(a) Under the [*] Agreement ZGEN may, and ZGEN hereby does, grant NN an exclusive sublicense under the [*] Technology (as defined in the [*] Agreement) to develop, make, have made, import, have imported, use, offer for sale, sell and have sold the Products. NN acknowledges that it has been given access to a copy of the [*] Agreement, and agrees that its sublicense to the [*] Technology is subordinate thereto.

(b) ZGEN agrees that during the term of this Agreement it shall:

(i) not terminate the commercial license of [*] under the [*] Agreement that relates to the Candidate Antibody (the “[*] Commercial License”) or the Letter Agreement as it relates to the [*] Commercial License without the prior written consent of NN;

(ii) not, without the prior written consent of NN, amend, modify, waive compliance with or assign, or agree to any amendment, modification, waiver of compliance with or any assignment of any rights or obligations under the [*] Commercial License or the Letter Agreement as it relates to the [*] Commercial License, including rights and obligations relating to royalties, fees, milestone achievements and payments therefor, diligent efforts, reports, regulatory filings, research, patent filings, maintenance and enforcement and confidentiality, insofar as any such amendment, modification, waiver of compliance with or assignment or agreement to do any of the foregoing could reasonably be expected to affect any of NN’s rights and obligations hereunder;

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(iii) at all times comply with all provisions of the [*] Commercial License and the Letter Agreement as it relates to the [*] Commercial License and fulfill all of its obligations thereunder, other than those which NN has agreed to fulfill directly hereunder.

(c) In order to [*], NN will be required to [*]. As a condition precedent to the effectiveness of this Agreement, the parties, together with [*] shall have [*] in the form attached hereto as Appendix 6.

ARTICLE THREE

Upfront and Milestone Fees

3.1	Execution Fee

In partial consideration for ZGEN’s entering into this Agreement and making the license grants hereunder, NN shall pay to ZGEN an execution fee of Twenty Four Million Dollars ($24,000,000), which amount shall be non-creditable and non-refundable, and shall be paid within ten (10) Business Days after the Effective Date.

3.2	Milestone Fees

(a) Within ten (10) Business Days after achievement by NN or its Affiliate, Commercialization Partner or Sublicensee of each milestone event stated below (the “Milestone Events”), NN shall pay ZGEN the corresponding milestone fee (the “Milestone Fees”).

Milestone Event	Milestone Fee for First Indication ($)		Milestone Fee for Second Indication ($)		Milestone Fee for Third Indication ($)
Filing of IND with an Agency	1,500,000		—		—
Initiation (i.e., first patient or healthy volunteer, first dose) of the first Phase I Clinical Trial	8,500,000		[	*]	[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]	[	*]	[	*]
Total	[	*]	[	*]	[	*]

(b) All Milestone Fees hereunder shall be payable only for the first IL-21 Gene Product, GT Embodiment of IL-21 Product, Ab Embodiment of IL-21 Product, Antisense Embodiment of IL-21 Product and/or IL-21 Antagonist Protein Product, as the case may be, that achieves the relevant Milestone Event for the relevant indication. For the avoidance of doubt, if

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multiple IL-21 Gene Products, GT Embodiment of IL-21 Products, Ab Embodiment of IL-21 Products, Antisense Embodiment of IL-21 Products and/or IL-21 Antagonist Protein Products, as the case may be, proceed through development, NN shall pay Milestone Fees only for the first such IL-21 Gene Product, GT Embodiment of IL-21 Product, Ab Embodiment of IL-21 Product, Antisense Embodiment for IL-21 Product and/or IL-21 Antagonist Protein Product to pass each Milestone Event; provided that if an IL-21 Gene Product, GT Embodiment of IL-21 Product, Ab Embodiment of IL-21 Product, Antisense Embodiment for IL-21 Product and/or IL-21 Antagonist Protein Product, as the case may be, achieves one or more Milestone Events but is not developed further the remaining Milestones Fees will be payable if a second IL-21 Gene Product, GT Embodiment of IL-21 Product, Ab Embodiment of IL-21 Product, Antisense Embodiment for IL-21 Product and/or IL-21 Antagonist Protein Product, as the case may be, achieves the remaining Milestone Events. Each Milestone Fee shall be non-refundable and non-creditable against any other amount payable by NN under this Agreement.

3.3	Milestone Fees under [*] Agreement

NN shall pay to ZGEN (or, at ZGEN’s request, directly to [*]) [*] percent ([*]%) of the milestone fees paid or payable in accordance with the [*] Agreement upon the achievement of the [*] milestone events set forth in the [*] Agreement. For clarity, ZGEN shall pay [*] percent ([*]%) of the milestone fee payable under the [*] Agreement upon the achievement of the [*] milestone event set forth in the [*] Agreement, and NN shall not be required to reimburse ZGEN for such payment.

ARTICLE FOUR

Royalties

4.1	Patent Products

NN shall pay a royalty to ZGEN on a country by country basis for each Patent Product made, used, imported, offered for sale or sold by NN, its Affiliates, Commercialization Partners or Sublicensees. NN’s obligation to pay royalties for a Patent Product in a country shall expire on the expiration date of the last-to-expire IL-21 Related Patent with a Valid Claim which would be infringed, in the absence of the license granted under this Agreement, by the making, using, importation, exportation, offer for sale, or sale of the Patent Product in such country (i.e., when the Patent Product ceases being a “Patent Product” as defined and thereafter may become a “Know-How Product”). The royalties shall be calculated by multiplying the applicable royalty rate by the Net Sales of such Patent Product in such country. Unless ZGEN makes an Election to Co-Fund and has not revoked such election pursuant to Section 5.6, the applicable royalty rate shall be as set forth below.

Aggregate Net Sales in Territory in a calendar year	Royalty Rate for Such Net Sales in Territory
Up to and including $[*]	[	*]
Greater than $[*] and up to and including $[*]	[	*]
Greater than $[*]	[	*]

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4.2	Know-How Products

NN shall pay a royalty to ZGEN on a country by country basis for each Know-How Product made, used, imported, offered for sale or sold by NN, its Affiliates, Commercialization Partners or Sublicensees. NN’s obligation to pay royalties for each Know-How Product shall expire in each country on the date [*] years after the first sale of the Product in such country (“Know-How Royalty Period”). The royalties shall be calculated by multiplying the applicable royalty rate by the Net Sales of such Know-How Product. Unless ZGEN makes an Election to Co-Fund and has not revoked such election pursuant to Section 5.6, the applicable royalty rate shall be (i) [*] percent ([*]%) or (ii) if (w) NN exercises its [*] pursuant to Section 9.2(c), (x) there is an [*] that [*], (y) ZGEN has not [*], and (z) NN does not [*] [*] percent ([*]%), of the rate determined in accordance with the table set forth in Section 4.1. If the last-to-expire IL-21 Related Patent expires in a country prior to the end of the Know-How Royalty Period, then NN shall pay to ZGEN Know-How Product royalties in such country for the remainder of the Know-How Royalty Period.

4.3	Not Additive; Aggregation

(a) The royalties under Sections 4.1 and 4.2 and Sections 5.3.2(a) and (b) are not additive. NN shall pay the highest applicable royalty rate only.

(b) All Net Sales in the Territory whether covered by Section 4.1, 4.2 or 5.3.2 shall be aggregated for purposes of determining which royalty rate set forth in the table in Section 4.1 or 5.3.2(a) is payable.

4.4	Third Party Agreements

4.4.1 General

(a) Except for those paid or payable in accordance with the [*] Agreement (as defined herein), NN shall pay one hundred percent (100%) of all third party royalties necessary in order to commercialize any Products in accordance with this Agreement. NN shall pay to ZGEN the royalties set forth in this Agreement except to the extent that a third party (that is not an Affiliate, Commercialization Partner or Sublicensee of NN) has an issued patent in a country claiming a composition of matter or a method of use that the parties agree is necessary to commercialize a Product in such country. In such an event, NN shall be entitled to offset, on a country by country basis, [*] percent ([*]%) of the royalties paid to such third party against royalties due and owing to ZGEN pursuant to Section 4.1, 4.2 or 5.3.2(a) or (b), as applicable, for such Product i.e., whether such Product is a Patent Product or a Know-How Product.

(b) If the parties are unable to reach agreement that a license to a patent is necessary (“License Dispute”), then the parties shall select by mutual agreement within fifteen (15) days a patent attorney from a recognized law firm (the “Patent Attorney”) with suitable expertise in the field of intellectual property in pharmaceuticals to settle such License Dispute. At the time of selection of the Patent Attorney, the Patent Attorney’s firm shall not be rendering (and during the preceding two-year period shall not have rendered) services to either party. The Patent Attorney

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shall have agreed to sign a confidentiality agreement undertaking that all documents exchanged by the parties in reference to the License Dispute, including the Patent Attorney’s decision resolving the License Dispute, shall be maintained in confidence and save as required by applicable law shall not be used for any purpose other than deciding whether a license is necessary. The parties shall seek to obtain a decision on the License Dispute within sixty (60) days from the date the Patent Attorney is chosen by the parties. The decision of the Patent Attorney as to whether a license is necessary shall be final.

(c) Even if the Patent Attorney decides that a license is not necessary, NN may, in its absolute discretion, enter into such a license; provided NN shall not be entitled to offset any amounts paid or payable under such agreement against the royalties owed to ZGEN under this Agreement.

4.4.2 Royalties under [*] Agreement

(a) NN shall pay to ZGEN (or, at ZGEN’s request, directly to [*]) [*] percent ([*]%) of the royalties paid or payable in accordance with the [*] Agreement.

(b) To the extent ZGEN’s obligation to pay royalties under the [*] Agreement extends beyond the Know-How Royalty Period in a country, NN shall pay to ZGEN (or, at ZGEN’s request, directly to [*]) [*] percent ([*]%) of the royalties paid or payable in accordance with the [*] Agreement on sales of Products in such country.

(c) There shall be no offset against the royalties set forth in this Agreement for NN’s payments with respect to the [*] Agreement.

4.5	Generic Products

If, in any country in the Territory, Generic Products reach a market share equal to or higher than [*] percent ([*]%) of the local market for a Product, then the royalty rate on such Product otherwise applicable shall be reduced with respect to such country according to the following scale:

Market Share of the Generic Product	Percentage of Reduction of the Royalty Rates Otherwise Applicable
[*]%	[*]% reduction
Greater than [*]%	[*]% reduction
Greater than [*]%	[*]% reduction
Greater than [*]%	[*]% reduction
Greater than [*]%	[*]% reduction

4.6	Additive Offsets; Minimum Royalties

The royalty offsets and reductions for Products set forth in Sections 4.4 and 4.5 shall be additive; provided that, the minimum royalty payable by NN to ZGEN (i.e., after reducing the

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royalty rate pursuant to Section 4.4.1 and 4.5 and deducting amounts paid by ZGEN to [*], Inc. under Section 4.4.2) shall never be reduced below [*] of the royalties set forth, in the case of Patent Products, in Sections 4.1 or 5.3.2(a) and, in the case of Know-How Products, Sections 4.2 or 5.3.2(b).

4.7	Payments and Reports

(a) Royalties payable pursuant to this Agreement shall be due quarterly within forty-five (45) days following the end of each calendar quarter for Net Sales in such calendar quarter. All sales in foreign currencies shall be converted into United States dollars using the rate of exchange quoted by Bank of America and its successor(s) on the last Business Day of the calendar quarter in which the sales were made. Each such payment shall be accompanied by a statement of Net Sales for the quarter (including number of units), applicable exchange rates and the calculation of royalties payable hereunder by Product and country. All Milestone Fees, royalties and all other amounts which are overdue under this Agreement will bear interest at the rate of one and one-half percent (1 1/2%) per month from the date due through the date of payment. NN shall keep and shall cause its Affiliates, Commercialization Partners and Sublicensees to keep complete, true and accurate records for at least five (5) years for the purpose of showing the derivation of all Milestone Fees and royalties payable under this Agreement. ZGEN’s duly accredited representatives, which are reasonably acceptable to NN, shall have the right to inspect and audit such records at any time during reasonable business hours upon reasonable prior notice to NN or any of its Affiliates, Commercialization Partners or Sublicensees, but such right will not be exercised more often than annually (it being understood that a single exercise of such right may include a series of related or continuing inspections and audits).

(b) Except for the execution fee, Milestone Fees and royalties, all payments made under this Agreement will only be made pursuant to NN’s receipt of an invoice prepared in adherence to the guidelines set forth in Appendix 4. Payments will be made within forty-five (45) days after NN’s receipt of each such invoice. For the avoidance of doubt, all bank fees related to receipt of interbank transfers must be borne by the recipient.

4.8	Taxation of Payments

Each party shall be responsible for and shall bear any taxes levied upon payments received by such party (such party, the “Receiving Party”), and authorizes the other party (the “Non-Receiving Party”) to withhold such taxes from the payments which are payable to the Receiving Party in accordance with this Agreement if the Non-Receiving is either required to do so under the applicable tax laws or directed to do so by an agency of the relevant government. Upon the Receiving Party’s written request, the Non-Receiving Party shall, with respect to the laws of Denmark (if NN is the Non-Receiving Party), or the laws of the United States or the State of Washington (if ZGEN is the Non-Receiving Party) and at no cost to the Receiving Party, support the Receiving Party in its legal efforts to minimize any such withholding taxes, and provide the Receiving Party with information about and necessary for any documentation needed to reduce withholding to a legal minimum. In addition, if either party anticipates witholding taxes in accordance with this Section 4.8, it will give the other party prior written notice thereof,

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and the parties will cooperate reasonably to obtain available exemptions or relief from any applicable withholding tax under the provisions of any applicable tax laws or under any other applicable laws, including double tax treaties.

4.9	Currency Blockage

If the laws or regulations of another country prevent the conversion of its currency into United States dollars for the payment of royalties, NN will either (a) pay such royalties by depositing the currency of the other country into a bank account designated by ZGEN in that country or (b) if permitted by law, pay such royalties in the currency of the country in question to ZGEN’s designee in that country.

ARTICLE FIVE

Co-Funding Phase III Clinical Development and USA Co-Promotion

5.1	Election to Co-Fund

ZGEN shall have, subject to this Article Five, the right to elect to co-fund the Phase III Clinical Development of a Product (an “Election to Co-Fund”) and co-fund such costs in which case the royalties payable to ZGEN with respect to Net Sales of such Product in the USA shall be adjusted as provided in Section 5.3.2 (subject to the provisions of Section 5.3.2(c)) and ZGEN shall have the option to co-promote as described in Section 5.3.3.

5.2	Procedure

(a) NN shall provide to ZGEN the Phase IIb Data Package no later than [*] but in any event prior to the date on which the first Product passes the [*].

(b) To exercise its Election to Co-Fund, ZGEN must provide written notice to NN and pay to NN a non-refundable opt-in fee of Ten Million Dollars ($10,000,000) within [*] of receipt of the Phase IIb Data Package, in accordance with payment instructions that shall be provided by NN to ZGEN prior to the date on which such payment is due. Subject to Section 5.6, any Election to Co-Fund shall be irrevocable.

5.3	Consequences of Election to Co-Fund

Following an Election to Co-Fund:

5.3.1 Cost Sharing

The parties shall share Phase III Costs as described in Section 5.4.

5.3.2 Royalties on Net Sales in the USA

(a) Rather than the royalty rates set forth in Section 4.1, the royalty rate applicable to Net Sales of a Patent Product in the USA shall be the rate determined in accordance with the table set forth below.

* Confidential Treatment Requested.

Aggregate Net Sales in Territory in a calendar year	Royalty Rate for Such Net Sales in USA
Up to and including $[*]	[	*]%
Greater than $[*] and up to and including $[*]	[	*]%
Greater than $[*]	[	*]%

(b) Rather than the royalty rates set forth in Section 4.2, the royalty rate applicable to Net Sales of a Know-How Product in the USA shall be either (i) [*] percent ([*]%) or (ii) if (w) NN exercises its [*] pursuant to Section 9.2(c), (x) there is an [*] that [*], (y) ZGEN has not [*], and (z) NN does not [*], [*] percent ([*]%), of the rate determined in accordance with the table set forth in Section 5.3.2(a).

(c) For the avoidance of doubt, the royalty rates set forth in Sections 4.1 and 4.2 shall continue to apply to Net Sales of Patent Products and Know-How Products outside the USA, and Net Sales shall be aggregated in accordance with Section 4.3(b).

5.3.3 ZGEN’s Right to Co-Promote in USA

Following an Election to Co-Fund, ZGEN will have the right (but not the obligation) to co-promote the Product to which such Election to Co-Fund relates in the USA as contemplated in Section 5.5.

5.4	Phase III Costs

5.4.1 Cost Sharing of Phase III Costs

All Phase III Costs relating to a Product for which ZGEN made an Election to Co-Fund incurred after ZGEN’s receipt of the Phase IIB Data Package shall be borne by the parties as set forth in the following table:

Name	Percentage of Phase III Costs
NN	85%
ZGEN	15%

5.4.2 Accounting and Reconciliation

(a) NN shall submit to ZGEN no later than the twenty fifth (25th) day of the last month of each calendar quarter a written estimate of Phase III Costs incurred by it during such calendar quarter. In addition, NN shall report to ZGEN within thirty (30) days after the end of each calendar quarter with regard to the Phase III Costs incurred by it during such calendar quarter. Such report shall specify in reasonable detail all expenses included in such Phase III Costs during such calendar quarter and, upon ZGEN’s reasonable request, NN shall provide invoices and other supporting documentation. NN’s report shall include, in addition to the Phase III Costs actually incurred by it during the relevant calendar quarter, a comparison of the amounts budgeted in the applicable Annual Plan for such activities and an explanation of any significant variances. The parties’ Finance Contacts (as defined herein) shall facilitate the reporting of Phase III Costs hereunder and the resolution of any questions concerning such reports.

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(b) NN shall record and account for its FTE effort for the Phase III Clinical Development of a Product to the extent that such FTE efforts are included in Phase III Costs that are, or may in the future be, shared under this Agreement, and shall report such FTE effort to the Finance Contacts on a quarterly basis. Except to the extent provided herein, NN shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products it develops.

(c) The Phase III Costs shall be accounted for by NN hereunder in accordance with the following cost accounting principles:

(i) The parties intend that all costs defined herein are to be: (A) determined consistent with generally accepted accounting principles and (B) allocated among projects and activities by NN in a good faith attempt to calculate the relative cost of each of such projects and activities in a manner consistent with NN’s customary practices.

(ii) The following guidelines shall be used in determining amounts chargeable to Phase III Costs.

(A) If a cost is specifically and exclusively incurred for Phase III Clinical Development of a Product solely to support a Regulatory Approval in a country other than USA or outside the European Union, then none of such cost shall be included in Phase III Costs.

(B) If a cost is incurred for Phase III Clinical Development of a Product to support a Regulatory Approval in USA or the European Union, and [*] connection with such Phase III Clinical Development [*], then the cost shall be [*]; provided that, if in connection with the incurrence of such cost there are [*] with respect to development of a Product in a [*], then such [*] shall be [*]

(iii) NN shall track FTEs by functional area and by quarter in a manner consistent with its project cost system or using such other time tracking system as NN applies with respect to its internal programs. In general, these project cost systems shall report actual time spent on specific projects by an individual, and apply the FTE Rate. The Finance Contacts shall determine the costs of which individuals or functions will be reimbursed through the application of an FTE Rate, which FTE Rate shall be determined in accordance with the definition thereof.

(d) Within forty-five (45) days after the end of each of the first three (3) calendar quarters and, for the last calendar quarter in a calendar year, within sixty (60) days after the end of such calendar quarter, ZGEN shall make a reconciling payment to NN to achieve the appropriate allocation of Phase III Costs provided for in Section 5.4.1. The Finance Contacts shall seek to resolve any questions related to such accounting statements within fifteen (15) days following receipt by ZGEN of NN’s report.

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(e) Any expenses incurred by NN for development activities related to a Product that do not fall within the definitions of Phase III Costs shall be borne solely by NN. In addition, any expenditure or cost that exceeds the amount set forth in the then applicable Annual Plan by ten percent (10%) or more for a calendar year or any unbudgeted cost that is incurred by NN shall be borne by NN (in the amount of the excess), with the exception of costs incurred due to safety or regulatory reasons not foreseen at the date of the applicable Annual Plan; provided that NN shall consult with ZGEN prior to incurring any such costs.

(f) NN shall keep detailed records of the Phase III Costs it incurs, including all supporting documentation for such expenses. NN shall keep such records for at least seven (7) years after the date that such expense was incurred. ZGEN shall have the right at reasonable times and upon reasonable prior notice to review NN’s records to confirm the accuracy of NN’s costs and reports with respect to Phase III Costs.

5.5	Co-Promotion in USA

5.5.1 USA Co-Promotion Agreement

Promptly following an Election to Co-Fund, NN and ZGEN shall negotiate an agreement for the co-promotion of the Product in the USA (the “USA Co-Promotion Agreement”) that contains provisions consistent with Appendix 3 as well as other terms customary for co-promotion agreements. The parties intend that no later than [*] following the exercise by ZGEN of its Election to Co-Fund, the final form of the USA Co-Promotion Agreement shall be available for review by ZGEN for the purpose of its determining whether it wishes to co-promote the Product in the USA. However, if the parties after good faith efforts to reach reasonable terms on the USA Co-Promotion Agreement are unable to reach agreement within the foregoing [*] period, the dispute shall be referred to the chief executive officers of NN and ZGEN. If the chief executive officers are unable to resolve a dispute within [*] days after the end of the forgoing [*] period, [*]. Notwithstanding the above, upon mutual agreement in writing, the chief executive officers of NN and ZGEN may extend the period for resolving a dispute beyond [*] days.

5.5.2 Right to Co-Promote

Subject to Section 5.5.1, no later than thirty (30) days after ZGEN receives written notice from NN that the first Product for which ZGEN made an Election to Co-Fund has passed the [*], ZGEN shall give NN written notice of its decision whether or not to co-promote such Product in the USA (which decision shall apply to all Indications of such Product). If ZGEN confirms that it desires to co-promote, the parties shall proceed to execute the USA Co-Promotion Agreement that has been negotiated in accordance with Section 5.5.1. If and upon such terms as mutually agreed upon by the parties following the execution of the USA Co-Promotion Agreement, ZGEN’s co-promotion obligations with respect to the applicable Product may be limited to certain specified indications of such Product.

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5.6	ZGEN’s Right to Opt Out of Co-Funding

(a) ZGEN shall have the right to cease contributing to Phase III Costs for a Product (“Opt Out of Co-Funding”). ZGEN may exercise its right to Opt Out of Co-Funding at any time by written notice to NN; provided that the effective date of the Opt Out of Co-Funding shall be the last day of the second full calendar quarter following the calendar quarter in which the notice is given.

(b) ZGEN’s responsibility for a pro rata share of the Phase III Costs shall end upon the effective date of the Opt Out of Co-Funding; provided that ZGEN shall continue to be responsible for its pro rata share of such costs incurred during the period prior to the effective date of the Opt Out of Co-Funding in accordance with the applicable Annual Plan in effect on the date the notice was given.

(c) Upon the effective date of the Opt Out of Co-Funding, ZGEN’s right to co-promote Products under Section 5.5 shall terminate, and the royalty rates set forth in Sections 5.3.2(a) and (b) shall cease to apply to Net Sales of Products in the USA.

ARTICLE SIX

Relationship Management

6.1	Joint Executive Committee

6.1.1 Formation; Composition; Decisions

(a) Following an Election to Co-Fund, the parties’ shall form a joint executive committee (the “Joint Executive Committee” or “JEC”) to manage their relationship in connection with this Agreement. Each party shall appoint its representatives on the initial JEC in writing within thirty (30) days following the Election to Co-Fund and shall promptly thereafter notify the other party in writing of such appointment.

(b) The JEC shall have up to six (6) members. ZGEN and NN shall each appoint at least two (2) members. Each party shall appoint representatives of sufficient seniority to make strategic decisions regarding Phase III Clinical Development, approve the Long-Range Plan and Annual Plan and otherwise make final decisions on the sorts of matters likely to come before the JEC on behalf of their respective companies. NN shall designate one of the members it appoints to be the chairperson of the JEC. If at any time a position on the JEC becomes vacant for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party of any substitution of another person as its appointee on the JEC.

(c) All official actions, decisions or rulings of the JEC under this Agreement shall be taken by consensus; provided that [*] in the event the [*] after a [*] (generally no more than [*]) and [*].

* Confidential Treatment Requested.

(d) ZGEN may, in its discretion, withdraw from the JEC at any time, at which time any rights granted to ZGEN with respect to the JEC under this Article 6 shall cease with immediate effect.

6.1.2 Role and Responsibilities

The responsibilities of the JEC shall include:

(a) Review and approval of [*] (as defined herein) and [*].

(b) Review of the [*], in particular [*] and [*].

(c) Such other responsibilities as may be assigned to the JEC pursuant to this Agreement or as may be agreed between the parties from time to time.

6.1.3 Meetings and Communications

The JEC shall meet face-to-face at least semi-annually at mutually agreed upon times and locations. Unless otherwise agreed, the location of such meetings will alternate between the parties’ facilities, and the party hosting a meeting shall be responsible for chairing the meeting and secretarial duties (i.e., circulating an agenda and taking minutes). Either or both of the parties may, with the consent of the other party (not to be unreasonably withheld), bring other personnel employed by them to meetings of the JEC as observers or to present data and information. The JEC shall also address issues as they arise in the interim via telephone conference, videoconference or electronic mail. A written agenda for each face-to-face meeting shall be circulated in advance of the meeting by the Alliance Managers (as defined herein), and written minutes of each meeting shall be taken by the Alliance Managers and shall include the issues discussed, decisions made and action items, if any, arising from the meeting; provided that before adjourning the JEC shall approve a written (including electronic e.g., PowerPoint slides) summary of all actions taken at a particular meeting. Each face-to-face meeting of the JEC shall conclude with approval of the minutes of prior meetings and of all actions taken through interim communications since the last face-to-face meeting. Meeting minutes and written summaries of any action taken by way of interim communications shall be promptly submitted by the Alliance Managers:

(a) to all members of the JEC; and

(b) to the extent such minutes or action involve financial matters, to the Finance Contacts.

6.2	Development and Commercialization Plan

(a) Within one hundred eighty (180) days after the Effective Date, NN shall prepare and provide to ZGEN an initial high-level long-range plan and high-level budget forecast to cover the development and commercialization of Products for a multi-year period of at least three years consistent with NN’s long-range project and financial planning (such long-range plan and high-level budget, as amended from time to time in accordance with this subsection (a), the

* Confidential Treatment Requested.

“Long-Range Plan”). Thereafter, NN shall, on an annual basis, prepare and provide to ZGEN updates and amendments to the Long-Range Plan to cover a rolling, multi-year period of at least three (3) years. Following the formation of a JEC updates to the Long-Range Plan will be submitted to the JEC.

(b) Within one hundred eighty (180) days after the Effective Date, NN shall prepare and provide to ZGEN an initial plan and budget to cover in detail the development and commercialization of Products for the remainder of the current calendar year and the next full calendar year broken out by calendar quarter (such plan and budget, as amended from time to time in accordance with this subsection (b), the “Annual Plan”). Thereafter, NN shall, on an annual basis, prepare and provide to ZGEN an updated Annual Plan to cover the forthcoming calendar year. Following the formation of a JEC updated Annual Plans will be submitted to the JEC. NN may amend an Annual Plan previously provided to ZGEN or submitted to the JEC at any time following consultation with ZGEN or at the JEC, as the case may be.

(c) The goals of the Long-Range Plan are (i) the development of Products as required to obtain Regulatory Approval for one or more commercially significant indications as promptly as commercially and technically practicable, (ii) the acquisition of Regulatory Approval for Product in a manner sufficient to allow the commercialization of Product in those countries of the Territory that represent a commercially reasonable opportunity for NN based on the size of the potential market and other relevant factors, (iii) the identification, selection and development of additional Products if appropriate and (iv) allow ZGEN to monitor development and make an informed decision regarding an Election to Co-Fund and its participation in co-promotion in the USA. In addition the Long-Range Plan shall include a summary of marketing, sales, supply and post-approval clinical trial strategies for each Product in the Territory. Following an Election to Co-Fund and so long as ZGEN does not Opt Out of Co-Funding (i.e., ZGEN is co-promoting Products in the USA or retains the right to do so in the future), each Annual Plan will include a comprehensive market development, marketing, sales, supply, distribution, Phase IV Clinical Trial and post-approval clinical trial strategy in the USA for each Product for which ZGEN made an Election to Co-Fund.

6.3	Alliance Managers

6.3.1 Appointment

Within thirty (30) days following the Effective Date, each of the parties shall appoint a single individual to act as a single point of contact between the parties to assure the success of their relationship relating to this Agreement (each, an “Alliance Manager”). Each party may change its designated Alliance Manager from time to time upon written notice to the other party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other party.

6.3.2 Responsibilities

Each Alliance Manager shall be charged with creating and maintaining a spirit of collaboration between the parties. In addition, each Alliance Manager:

(a) will be the point of first referral in all matters of conflict resolution;

(b) will provide a single point of communication for seeking consensus both internally within the respective parties’ organizations and between the parties regarding key strategy and plan issues;

(c) will identify and bring disputes to the attention of senior management or, if formed, the JEC in a timely manner;

(d) will plan and coordinate cooperative efforts and internal and external communications; and

(e) will take responsibility for ensuring that governance activities, such as the conduct of required JEC meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

Following the formation of the JEC, the Alliance Managers shall use good faith efforts to attend all JEC meetings and support the chairperson of the JEC in the discharge of his or her responsibilities. Alliance Managers shall be nonvoting participants in JEC meetings. An Alliance Manager may bring any matter to the attention of the JEC if such Alliance Manager reasonably believes that such matter warrants such attention.

6.4	Finance Contacts

(a) Each party shall appoint its initial finance contact (each a “Finance Contact”) within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party of such appointment. Each Finance Contact shall consult with the other regarding accounting policies and practices relevant to this Agreement and otherwise support the Alliance Managers and, if formed, the JEC. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party in writing of any substitution of another person as its Finance Contact.

(b) Each party’s Finance Contact will be available throughout the term of this Agreement to answer any reasonable questions from the other party’s Finance Contact.

ARTICLE SEVEN

Confidentiality

7.1	Confidential Information

For the purposes of this Agreement, “Confidential Information” shall include all proprietary information and materials, patentable or otherwise, of a party that is disclosed by or on behalf of such disclosing party to the receiving party, including DNA sequences, amino acid sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, assay results, preclinical studies and clinical trials and the results thereof, patent positioning and business plans, including any negative developments.

7.2	Confidentiality Obligation

Except as otherwise authorized under this Agreement, during the term of this Agreement and for a period of five (5) years thereafter, each party shall maintain as secret and confidential all Confidential Information obtained from the other party pursuant to this Agreement or a Prior Agreement or prior to and in contemplation of this Agreement or a Prior Agreement. Each party shall respect the other party’s proprietary rights in such Confidential Information, use the same exclusively for the purposes of this Agreement, and disclose the same only to those of its representatives to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement. The obligations under this Section 7.2 shall survive the termination of this Agreement. Subject to Section 10.9, upon termination or expiration of this Agreement, each party shall, upon request of the other party, promptly return and destroy all documents and document copies containing Confidential Information belonging to such other party, provided that each party may retain one copy of such Confidential Information for the sole purpose of ensuring compliance with this Article Seven.

7.3	Release from Confidentiality Obligation

Notwithstanding the foregoing provision, a party shall be permitted to disclose any Confidential Information of the other party to (i) its Affiliates, Commercialization Partners, Sublicensees and lenders, (ii) prospective Affiliates, Commercialization Partners, Sublicensees and lenders and (iii) its licensors under third party agreements related to IL-21 Embodiments, (iv) its legal advisors, in particular patent practitioners and (v) its auditors, who are, in the case of each of subsections (i)-(v), subject to written confidentiality and non-use restrictions at least as stringent as those contained herein. Notwithstanding the above, a party shall be permitted to disclose the [*]. The confidentiality and non-use restrictions imposed on [*] shall be [*] that [*]. The party disclosing Confidential Information to [*] or to [*] shall [*] the Confidential Information is disclosed and the [*]. In addition, a party shall be permitted to disclose any Confidential Information of the other party to any patent office in any country, as is reasonably required for filing or prosecuting any patent application permitted to be filed by it hereunder. Furthermore, the obligations of Section 7.2 shall not apply to Confidential Information that:

(a) was properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the disclosing party, and such possession can be demonstrated by competent evidence of the receiving party;

(b) is in the public domain by public use, publication, general knowledge or the like, or after disclosure hereunder becomes general or public knowledge through no fault of the receiving party;

(c) is properly obtained by the receiving party from a third party not under a confidentiality obligation;

* Confidential Treatment Requested.

(d) is independently developed by or on behalf of the receiving party without the assistance of the Confidential Information of the disclosing party; or

(e) is required to be disclosed by order of any court or governmental or regulatory authority after notification to the disclosing party of the necessity to allow the disclosing party to seek protection for the disclosing party’s Confidential Information from such court or governmental or regulatory authority.

ARTICLE EIGHT

Indemnification

8.1	Personal Injury or Property Damage

(a) NN shall indemnify, defend and hold harmless ZGEN, its directors, officers, employees and agents (collectively, the “Indemnitees”) from and against any and all claims, judgments, costs, awards, expenses (including any attorneys’ fees) or liability of any kind arising out of personal injury or property damage caused or alleged to be caused by any Product developed, manufactured, used or sold by NN or any of its Affiliates, Commercialization Partners or Sublicensees or the use of any IL-21 Related Patents or IL-21 Related Know-How by NN or any of its Affiliates, Commercialization Partners or Sublicensees. In addition, NN shall assume all obligations for warranties and product liability claims that accompany or result from the sale or use of any Product developed, manufactured or sold by NN or any of its Affiliates, Commercialization Partners or Sublicensees and shall indemnify, defend and hold harmless the Indemnitees from and against any and all claims, judgments, costs, awards, expenses (including any attorneys’ fees) or liability of any kind arising from customers’ or users’ use of any Product developed, manufactured or sold by NN or any of its Affiliates, Commercialization Partners or Sublicensees and relating to such warranty obligations or product liability claims.

(b) NN’s obligations under this Section 8.1 shall not apply to any Indemnitee to the extent that (i) such Indemnitee is grossly negligent or engaged in willful misconduct or (ii) such claims arise from any material breach by the Indemnitees of any of their representations, warranties or obligations under this Agreement.

(c) ZGEN shall (i) promptly notify NN of any claim, judgment, cost, award or expense covered by this Section 8.1, (ii) reasonably cooperate with NN in the defense of such claim, judgment, cost, award or expense, at NN’s cost and expense in connection therewith, (iii) allow NN to control the defense of the claim, judgment, cost, award or expense, and (iv) not compromise or settle the claim, judgment, cost, award or expense without NN’s prior written consent, which consent shall not be unreasonably withheld.

8.2	Insurance

NN shall use commercially reasonable efforts to maintain and cause its Affiliates, Commercialization Partners and Sublicensees to maintain appropriate product liability insurance with respect to development, manufacture and sale of Products in such amount as NN customarily maintains with respect to its other products. NN shall use commercially reasonable efforts to maintain and cause its Affiliates, Commercialization Partners and Sublicensees to maintain such insurance for so long as it continues to manufacture or sell Products, and thereafter for so long as NN customarily maintains insurance with respect to sales of its other products.

ARTICLE NINE

Patents

9.1	Prosecution

ZGEN shall be solely responsible, as it shall determine, for the filing and prosecution of any and all patent applications included in the IL-21 Related Patents (including opposition and interference proceedings) and for the maintenance of any patents included in the IL-21 Related Patents. NN shall reimburse ZGEN within thirty (30) days after date of invoice for all of ZGEN’s out-of-pocket costs for the IL-21 Related Patents incurred after the Effective Date, including translation costs, filing and maintenance fees, and costs of oppositions and interferences, outside attorneys’ and expert fees. ZGEN will in September of each year provide NN with an estimate of reasonable out-of-pocket costs for the IL-21 Related Patents for the following year.

Notwithstanding the above, with at least sixty (60) days written notice to ZGEN, NN may elect to discontinue reimbursing ZGEN’s out-of-pocket costs for a specified patent application or patent within the IL-21 Related Patents, in which case ZGEN may choose to maintain such patent or patent application at its own expense and such patent application or patent shall no longer continue to be considered part of the IL-21 Related Patents and the license granted by ZGEN to NN pursuant to Section 2.1; provided, (i) if the patent application or patent NN elects to discontinue reimbursing ZGEN’s out-of-pocket costs for is a patent or patent application in one or more of the countries set forth in Appendix 5 then for such country(ies) such patent or patent application shall continue to be considered an IL-21 Related Patent for the purposes of Section 10.6; and (ii) if NN elects to discontinue reimbursing ZGEN’s out-of-pocket costs for any patent or patent application in a country not listed in Appendix 5, then for such country such patent or patent application shall not be considered an IL-21 Related Patent for the purposes of Section 10.6.

ZGEN shall deliver to NN a copy of each new patent application within the IL-21 Related Patents and all documents received from patent offices regarding the IL-21 Related Patents. As long as NN is not in material breach of any obligation hereunder, and provided NN has continued to pay ZGEN’s out-of-pocket costs for the IL-21 Related Patents in accordance with this Section 9.1: (a) NN shall have the right to review and comment on the nature and text of such, and ZGEN shall consider in good faith any comments from NN regarding steps that might be taken to strengthen the IL-21 Related Patents, provided that all final decisions regarding the filing and prosecution of IL-21 Related Patents shall be within ZGEN’s sole discretion; and (b) if ZGEN elects not to prosecute or maintain any IL-21 Related Patents in any country in the Territory, ZGEN shall provide NN with written notice of such election, in which case, NN shall be entitled to assume responsibility for prosecuting or maintaining such IL-21 Related Patent at its expense, in ZGEN’s name. Upon NN’s reasonable request and at no out-of-pocket expense to ZGEN, ZGEN shall render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in connection with such prosecution or maintenance of any such IL-21 Related Patents by NN.

For the avoidance of doubt, the ZGEN patent application family 02-11 previously licensed to NN (International Application PCT US/03/17808 titled ‘USE OF ZALPHA11 LIGAND IN CANCER AND OTHER THERAPEUTIC APPLICATIONS’ filed June 6, 2003 and foreign equivalents thereof including US parent patent application 10/456,262) (the “02-11 Patents”) is related to the IL-21 Protein and is excluded from this Agreement. Notwithstanding the preceding sentence, if any claims to IL-21 Antagonist Proteins were to issue from the 02-11 Patents, they would be included in the licenses and reservations pursuant to Article Two as they relate to an IL-21 Antagonist Protein.

9.2	Patent Term Extension

NN shall provide written notice to ZGEN within ten (10) days after receiving (i) Regulatory Approval by any Agency to market any Product or (ii) any other governmental approval obtained by or on behalf of NN, any Affiliate, Commercialization Partner or Sublicensee that is pertinent to any patent term extension (including supplementary protection certificates) for any IL-21 Related Patent. Subject to this Section 9.2, NN shall have the right to seek, or, where appropriate, to direct ZGEN to seek, an extension of the term of any IL-21 Related Patent for a licensed Product (including filing for patent term restoration under the U.S. Patent Statutes (35 U.S.C §§1-376) and seeking supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland); provided, that the parties shall follow the procedure described below on a Product-by-Product and country-by-country basis:

(a) At least nine (9) months prior to an anticipated Regulatory Approval the Patent Contacts (as defined in Section 9.7) shall confer and discuss in good faith the IL-21 Related Patents as well as any patent Controlled by NN (a “NN Patent”) eligible for extension for the Product in the given jurisdiction where the Regulatory Approval is sought.

(b) Within two (2) months of the conference in Section 9.2(a) the Patent Contacts shall mutually agree in writing upon (i) a recommendation as to which patent(s) to extend in such jurisdiction, (ii) the preferred patent to select providing such extension is ultimately granted including the party responsible for applying for such extensions, and (iii) the general identification of the documents necessary from each party that will be necessary to support such extension.

(c) Subject to Section 9.2(e) below, if the Patent Contacts cannot mutually agree in accordance to Section 9.2(b) above as to which patent(s) to extend in a jurisdiction, then within three (3) months of the conference in Section 9.2(a) [*] with regard to which patent(s) to extend in such jurisdiction, and the [*] providing such extension is ultimately granted [*]. Exercise of the [*] shall be effective upon receipt of written notice of exercise from NN to ZGEN, within three (3) months of the conference in Section 9.2(a) or shall expire on the last day of such three month period (“[*] Option Period”).

* Confidential Treatment Requested.

(d) The parties shall cooperate with any efforts to seek patent term extension of an IL-21 Related Patent or a NN Patent, including diligently supplying all pertinent information pertaining to such patent term extension, and with all information and supporting documents required to comply with all laws pertaining to the extension of such patent term.

(e) If NN by exercise of its [*] elects to extend an IL-21 Related Patent and ZGEN reasonably believes that extension of such an IL-21 Related Patent would conflict with or otherwise interfere with the ability of ZGEN or its commercialization partners, licensees, or affiliates to extend such IL-21 Related Patent based upon anticipated Regulatory Approval of an IL-21 Protein in such jurisdiction, then ZGEN shall provide NN with written notice of such interference within two weeks of receipt of NN’s written notice of exercise of NN’s [*] and immediately upon receipt of ZGEN’s written notice, NN shall no longer be able to select such IL-21 Related Patent with NN’s [*] in Section 9.2(c) with regard to such identified patent for such Product in such jurisdiction. NN shall then have two weeks from receipt of ZGEN’s written notice to use its [*] to select a different patent to extend for such Product in such jurisdiction.

For the avoidance of doubt with respect to this Section 9.2, regardless of the period for which the term of any IL-21 Related Patent is extended in a country, NN shall continue to pay royalties on a Patent Product pursuant to Section 4.1 or 5.3.2 on Net Sales of the Patent Product in such country through the expiration date of the last-to-expire IL-21 Related Patent with a Valid Claim in such country which would be infringed, in the absence of the license granted under this Agreement, by the making, using, importation, exportation, offer for sale, or sale of the Patent Product in such country.

For the avoidance of doubt, NN shall not pay royalties on a Patent Product for Net Sales of such Patent Product in such country for the period by which the extended term of any NN Patent in such country extends beyond the term of the last-to-expire IL-21 Related Patent with a Valid Claim in such country which would be infringed, in the absence of the license granted under this Agreement, by the making, using, importation, exportation, offer for sale, or sale of the Patent Product in such country.

9.3	Notice of Infringement and Conference

Each party shall promptly notify the other party in writing of any alleged or threatened infringement, in the Territory of any IL-21 Related Patent. Any notice provided under this Section 9.3 shall set forth all relevant facts (to the extent known by the party giving notice) in reasonable detail and shall include a reasonable description of available evidence associated therewith or copies of any readily available documentary evidence associated therewith. Upon receipt of such written notice, the parties shall confer regarding all available evidence of infringement or attack, and the manner of addressing such infringement or attack. The parties may agree to pursue the matter jointly.

9.4	ZGEN Has First Right

Unless the parties agree otherwise, ZGEN shall have the first right, but not the obligation, to initiate and control any action, including cease and desist letters and lawsuits, at its expense, to

* Confidential Treatment Requested.

enforce the IL-21 Related Patents against any infringer or alleged infringer of the IL-21 Related Patents to the extent exclusively licensed hereunder to NN. ZGEN shall notify NN of ZGEN’s decisions regarding such infringement, and shall keep NN reasonably apprised of the progress of the matter. As long as NN is not in material breach of any obligation hereunder, NN shall have the right, at its own expense, to join any legal proceeding initiated by ZGEN regarding any IL-21 Related Patent in the Territory that is being infringed; it is understood, however, that ZGEN shall have sole control over any issues or matters pertaining to the validity or scope of any and all IL-21 Related Patents. Unless NN joins such suit, as described above, ZGEN shall have the right to retain all damages awarded. If NN does join such suit, then out of any damages awarded, the parties have an equal right to recover their expenses for the proceeding; then NN shall be entitled to retain all damages specifically awarded by the court to NN, e.g., lost profits; then ZGEN shall have the right to retain any damages remaining.

9.5	NN Has Secondary Right

If within sixty (60) days after the conference described in Section 9.3, ZGEN has not taken any action to stop such infringement, and as long as NN is not in material breach of any obligation hereunder, NN shall have the right to take legal action regarding any infringement, at its own expense. If NN initiates legal proceedings hereunder, ZGEN shall have the right to join such suit, at its own expense. If the law governing any proceeding brought by NN under this Section 9.5 requires ZGEN to join such proceeding, then ZGEN shall be represented by NN’s legal counsel, at NN’s expense. If NN’s counsel is unable to represent ZGEN because of a bona fide conflict of interest, then ZGEN may engage other competent legal counsel, reasonably acceptable to NN, to represent ZGEN in such proceeding, at NN’s expense. If ZGEN elects not to use NN’s counsel for any reason other than a bona fide conflict of interest, then ZGEN may engage competent legal counsel of its own choosing, at ZGEN’s expense. If NN unilaterally elects to discontinue any proceeding instituted under this Section 9.5 (other than as part of a settlement), NN shall give ZGEN reasonable prior notice of such election. ZGEN may elect to continue such proceedings in its sole name, under its sole control, and at its own expense; if ZGEN so elects, NN shall reasonably cooperate, at no out-of-pocket expense to NN, in all actions reasonably necessary to transfer control of the proceedings from NN to ZGEN. NN shall indemnify, defend and hold harmless ZGEN and the Indemnitees (as defined in Section 8.1) from any and all claims, damages or other obligations arising out of or resulting from any claim or legal proceedings instituted by NN under this Section 9.5; provided that the foregoing indemnity shall not apply to the extent ZGEN incurs claims, damages or obligations because ZGEN elected to continue the proceedings in its own name as described above. Unless ZGEN voluntarily joins such suit, as described above, NN shall have the right to retain all damages awarded. If ZGEN does voluntarily join such suit, then out of any damages awarded, the parties have an equal right to recover their expenses for the proceeding; then NN shall pay to ZGEN the amount that would have been payable as royalties hereunder if the infringer’s infringing activities had been those of NN; then NN shall have the right to retain any damages remaining. If ZGEN does not voluntarily join such suit and in the event that it is an indispensable party required to be joined as a party in such infringement action involving the NN, ZGEN hereby agrees to waive any objections to such joinder on the grounds of standing, personal jurisdiction, venue and/or forum non conveniens, provided NN shall promptly reimburse ZGEN for all costs associated with such joinder.

9.6	Settlement

(a) ZGEN may enter into any settlement, consent judgment, or other voluntary final disposition of any action that was initiated by ZGEN in accordance with Section 9.4 without NN’s prior consent; provided that NN receives a general release of any claims against it in such proceeding and NN is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and such settlement is not otherwise inconsistent with the terms of this Agreement and would not have a material adverse impact on the validity, scope or enforceability of the IL-21 Related Patents, or result in a material payment by NN to a third party. Any other settlement, consent judgment or voluntary final disposition of any proceeding by ZGEN shall require the prior written consent of NN.

(b) NN may enter into any settlement, consent judgment, or other voluntary final disposition of any action that was initiated by NN in accordance with Section 9.5 without ZGEN’s prior consent; provided that ZGEN receives a general release of any claims against it in such proceeding and ZGEN is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and such settlement is not otherwise inconsistent with the terms of this Agreement and would not have a material adverse impact on the validity, scope or enforceability of the IL-21 Related Patents, or result in a material payment by ZGEN to a third party, or, following the date of such settlement, result in a material reduction in payments by NN to ZGEN pursuant to Article Four. Any other such settlement, consent judgment or voluntary final disposition of any proceeding by NN shall require the prior written consent of ZGEN.

9.7	Patent Contacts

(a) Each party shall appoint its initial patent contact to coordinate patent matters in accordance with this Article Nine (each a “Patent Contact”) within thirty (30) days following the Effective Date and shall promptly thereafter notify the other party of such appointment. If at any time a vacancy occurs for any reason, the party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each party shall promptly notify the other party in writing of any substitution of another person as its Patent Contact.

(b) Each party’s Patent Contact will be available throughout the term of this Agreement to answer any reasonable questions from the other party’s Patent Contact.

9.8	Cooperation

In any legal proceeding conducted under this Article Nine, each party agrees, without charge, to render such reasonable assistance, execute any documents and do such other acts as may be reasonably necessary in such legal action as the other party may reasonably request.

9.9	Affiliates, Commercialization Partners and Sublicensees

NN shall require its Affiliates, Commercialization Partners and Sublicensees to comply with this Article Nine.

9.10	Filing, Prosecution, Maintenance of Cell Line Patents and Construction Strain Patents

ZGEN shall be solely responsible at its sole cost and expense for the filing, prosecution, maintenance and enforcement of Cell Line Patents and Construction Strain Patents.

9.11	Filing, Prosecution, Maintenance of Patents and Patent Applications arising from Work Performed pursuant to Annual Plan or Long Range Plan

As among the parties, all intellectual property arising from work performed pursuant to any Annual Plan or Long-Range Plan during the term of this Agreement shall be owned by NN or, if owned by ZGEN or jointly owned by ZGEN and NN, shall be licensed to NN in accordance with this Agreement. NN shall be solely responsible at its sole cost and expense for the filing, prosecution, maintenance and enforcement of all such intellectual property regardless of ownership. Ownership of intellectual property arising from work performed pursuant to any Annual Plan or Long-Range Plan during the term of this Agreement shall be determined in good faith in accordance with a determination of inventorship pursuant to the United States patent laws (Title 35, United States Code). All determinations of such inventorship shall be documented to ensure that divisional or continuation patent applications reflect appropriate inventorship.

ARTICLE TEN

Term and Termination

10.1	Term and Expiration

This Agreement and the licenses contained herein shall come into force on the Effective Date. Unless terminated earlier, the licenses provided hereunder for any Products shall expire on a country-by-country basis on the date on which ZGEN is no longer entitled to receive a royalty with respect thereto, and this Agreement shall expire on the date on which ZGEN is no longer entitled to receive a royalty from NN on any Product under this Agreement. After expiration (but not termination), NN shall have a fully paid-up (except for payments to third parties pursuant to Section 4.4), irrevocable, non-exclusive license under the IL-21 Related Know-How to make, have made, use, sell, offer to sell and import Know-How Products in the Territory.

10.2	Termination by NN for Convenience

NN may terminate this Agreement for any reason by giving ZGEN [*] prior written notice.

* Confidential Treatment Requested.

10.3	Safety Reasons

NN may terminate this Agreement and the licenses granted hereunder upon six (6) months prior written notice to ZGEN with an explanation contained therein if, in the reasonable opinion of NN senior management, the development and/or commercialization of IL-21 Embodiments must be terminated for Safety Reasons. In such event, NN shall be obligated to pay to ZGEN all Milestone Fees outlined in Section 3.2 that have been achieved and accrued under this Agreement prior to termination. For purposes of this Section 10.3, “Safety Reasons” means [*], based on [*], that there [*] at [*] of the [*] or, if [*], [*] of the [*] listed in [*] in the [*] for which [*].

If NN terminates this Agreement pursuant to this Section 10.3, then any license granted to ZGEN under Section 10.9(c), any obligation of NN to continue to supply a Product under Section 10.9(d) and any obligation to assign to ZGEN any IND, BLA or Regulatory Approval under Section 10.9(b) shall be of no force or effect.

10.4	Insolvency

Either party shall have the right to terminate this Agreement forthwith by written notice to the other party (a) if the other party is declared insolvent or bankrupt by a court of competent jurisdiction, (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other party and such petition remains undismissed, undischarged or unbonded for a period of ninety (90) days after the filing thereof, or (c) if the other party shall make or execute an assignment for the benefit of creditors generally, have a receiver, administrator or an equivalent official appointed with respect to its properties or undertakings, enter into any liquidation or become insolvent. All rights and licenses granted under or pursuant to this Agreement by ZGEN to NN are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended, (“Bankruptcy Code”) licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that NN, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ZGEN under the Bankruptcy Code, NN shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to NN (i) upon any such commencement of a bankruptcy proceeding upon NN’s written request therefor, unless ZGEN elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

10.5	Breach

Each party shall have the right to terminate this Agreement after written notice to the other party in the event the other party is in material breach of this Agreement (including failure to meet diligence obligations or timely pay any amounts due hereunder), unless the other party cures such breach within sixty (60) days (or ten (10) days in the case of the failure to pay any

* Confidential Treatment Requested.

amount due) after the date of notice; provided, however, that any termination shall not release either party from any obligations accrued prior thereto. Upon termination of this Agreement by NN pursuant to this Section 10.5, NN shall be entitled, at its own cost and for its own benefit, to sell or otherwise dispose of all Product that it has on hand on the effective date of termination during the six (6) months following the effective date of termination; provided that all such sales shall bear royalties in accordance with this Agreement.

10.6	Termination of License With Respect to Contested Patent Rights

ZGEN may at its option terminate this Agreement to the extent NN, or its Affiliate, Commercialization Partner or Sublicensee, or any entity acting in concert with or on behalf of any of them, commences any action or asserts any formal position in any forum (including a court, a patent office, or an arbitral tribunal, and whether in the form of petitions for declaratory relief, claims, counterclaims, defenses, interferences, petitions for re-examination, oppositions, or otherwise) that any IL-21 Related Patent is invalid or unenforceable.

10.7	Effect of Expiration or Termination

Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to such expiration or termination. In addition to any provision that expressly provides for its survival, any accrued obligation and the provisions of Article One, Section 2.3(b), Section 4.7, Articles Seven and Eight, Section 10.3, 10.8, 10.9, and Articles Eleven and Twelve shall survive the expiration or termination of this Agreement. Expiration or termination shall not affect any party’s ability to seek any other remedies available at law.

10.8	Survival of Obligations under Second Restated License Agreement

Any obligations accrued under the Second Restated License Agreement shall survive in accordance with the terms set forth in the Second Restated License Agreement. For the avoidance of doubt, obligations that NN has accrued regarding payment of costs accrued for IL-21 Related Patents as defined in the Second Restated License Agreement shall be payable in accordance with the terms set forth in this Agreement i.e., such costs shall rollover.

10.9	Return of Project Following Termination

Upon termination of this Agreement by NN pursuant to Section 10.2 and upon any termination of this Agreement by ZGEN, NN shall:

(a) At ZGEN’s request, transfer to ZGEN as promptly as is reasonably practicable, at no cost to ZGEN, all material data relating to Products that (i) is Controlled by NN or its Affiliates, (ii) has not previously been transferred to ZGEN, and (iii) was generated in the performance of activities by or on behalf of NN or its Affiliates, Commercialization Partners or Sublicensees under this Agreement or a Prior Agreement. During the [*] period commencing on the effective date of termination, NN shall offer, at no cost to ZGEN, such assistance as ZGEN may reasonably request in connection with the transfer of such data. If NN identifies any such data to ZGEN in writing and ZGEN does not request the transfer of an item of data in accordance

* Confidential Treatment Requested.

with this Section 10.9(a) within [*] days following the date on which NN identifies such data in writing to ZGEN, NN shall be entitled to destroy such data at its own cost if permitted to do so under applicable law.

(b) At ZGEN’s request, assign to ZGEN all INDs, BLAs and Regulatory Approvals and, to the extent assignable, contracts for the manufacture, distribution or sale of Products.

(c) At ZGEN’s request, NN shall and does hereby grant to ZGEN an exclusive license, with right to sublicense, under the NN Development Technology (including NN Patents) that is necessary to make, have made, use, sell, offer to sell and import Products in the Territory.

(d) At ZGEN’s request, supply Products to ZGEN pursuant to a manufacturing and supply agreement, including costs and delivery terms, to be negotiated by the parties in good faith promptly following the date the notice of termination was given, the period for such manufacture and supply to be, unless the parties otherwise agree, the shorter of (i) a period of [*] years from the effective date of termination, or (ii) until ZGEN has the ability to manufacture the applicable Product in compliance with the Regulatory Approvals therefor and applicable laws following a technology transfer of manufacturing operations for such Product to ZGEN in accordance with terms and conditions to be negotiated by the parties in good faith promptly following the date the notice of termination was given.

ARTICLE ELEVEN

Representations and Warranties

11.1	Representations, Warranties and Covenants of NN

As of the Effective Date, NN represents and warrants to and covenants with ZGEN that:

(a) NN is a corporation duly organized, validly existing and in corporate good standing under the laws of Denmark; and

(b) NN has the corporate and legal right, title, authority and power to enter into this Agreement; and

(c) NN has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of NN, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

* Confidential Treatment Requested.

(f) NN will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would prevent NN from meeting its obligations or adversely impact ZGEN’s rights under this Agreement; and

(g) NN will comply with all applicable laws, regulations and guidelines in connection with the exercise of NN’s license rights under this Agreement, including all applicable product safety, product testing, product labeling, package marking and product advertising laws and regulations and the regulations of any relevant nations concerning any export or other transfer of technology, services or products.

11.2	Representations, Warranties and Covenants of ZGEN

As of the Effective Date, ZGEN represents and warrants to and covenants with NN that:

(a) ZGEN is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Washington, USA; and

(b) ZGEN has the corporate and legal right, title, authority and power to enter into this Agreement; and

(c) ZGEN has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of ZGEN enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or, at law); and

(e) the performance of its obligations under this Agreement will not conflict with or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

(f) ZGEN will not after the Original License Effective Date enter into any agreements, contracts or other arrangements that would prevent ZGEN from meeting its obligations or adversely impact NN’s rights under this Agreement;

(g) ZGEN will comply with all applicable laws, regulations and guidelines in connection with the performance of ZGEN’s obligations under this Agreement;

(h) Part A of Appendix 1 identifies all patent applications and patents in the Territory that are owned or Controlled by ZGEN that claim an invention with a date of conception prior to the Effective Date and that claim: (i) an IL-21 Embodiment; (ii) a process, formulation and/or mixture comprising an IL-21 Embodiment; (iii) a method of making or manufacturing an IL-21 Embodiment; or (iv) a method of using an IL-21 Embodiment;

(i) other than the [*] Agreement, there are no agreements or arrangements between ZGEN and any third party relating to the IL-21 Related Patents or which could otherwise affect NN’s ability to market or sell Products in the Territory;

(j) ZGEN has not received any written communications from any third party that any patent within the IL-21 Related Patents is invalid or unenforceable or, except in connection with the ongoing opposition proceedings related to [*], that any patent application or patent within the IL-21 Related Patents is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings (including any third party inventorship dispute); provided that nothing in this Agreement shall be construed as a representation or warranty as to the scope or validity of any patent application or patent within the IL-21 Related Patents;

(k) all required maintenance fees have been paid with regard to the IL-21 Related Patents; and

(l) following execution of the Letter Agreement, ZGEN is not in breach or default of any of its material obligations under the [*] Agreement.

11.3	Warranty Disclaimer

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO IL-21 EMBODIMENTS, PRODUCTS, IL-21 RELATED PATENTS, IL-21 RELATED KNOW-HOW OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND PATENTABILITY WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

11.4	Limited Liability

EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER NN NOR ZGEN WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.

ARTICLE TWELVE

Miscellaneous

12.1	Assignment

This Agreement may not be assigned by either party without prior written consent of the other party, except to: (a) a successor or a purchaser of all or substantially all of the party’s assets and business or (b) an Affiliate; provided, however, that in the event of an assignment by NN to an Affiliate, the Affiliate’s rights under this Agreement shall terminate once it ceases being an Affiliate of NN (however, its rights may be reassigned back to NN at the time it ceases being an

* Confidential Treatment Requested.

Affiliate of NN). If, as a result of any assignment of any rights or interest in this Agreement by NN, any payment by or on behalf of NN to ZGEN is subject to an increased level of tax withholding than would have been the case under this Agreement with payments by NN from Denmark and ZGEN cannot use any related tax credit as an offset against its obligation to pay United States federal income tax in the year in which the withholding is effected, NN shall pay ZGEN an amount such that, after deduction of any amount required to be withheld, ZGEN receives the same amount that it would have received but for the assignment. In the event of any permissible assignment under this Agreement, the assignor shall guarantee the assignee’s performance of the assignor’s obligations hereunder. ZGEN shall have the right to assign its right to receive any payments under this Agreement.

12.2	Relationship between the Parties

Nothing in this Agreement is intended to create or shall be deemed to constitute a partnership, agency or joint venture relationship between the parties or their sublicensees, contractors or licensees. Neither party shall be responsible for the acts or omissions of the other party, and neither party shall have the authority to speak for, represent or obligate the other party in any way without the prior written authority of the other party.

12.3	Public Announcements

(a) The parties will issue a joint press release, substantially in the form set out in Schedule 2, and will cooperate in the release thereof as soon as practicable after the signature of this Agreement by the parties.

(b) No other public announcement or other disclosure to third parties (other than as permitted by Section 7.3) concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either party hereto, without first obtaining the written approval of the other party, which shall include agreement upon the nature and text of such announcement or disclosure, except as may be required by any applicable law or regulation, including those of the U.S. Securities and Exchange Commission. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure by providing the other party with a written copy thereof, and allowing reasonably sufficient time prior to public release to permit such other party to comment upon such announcement or disclosure. Once any such public announcement or disclosure has been approved in accordance with this Section 12.3, then either party may appropriately communicate information contained in such permitted announcement or disclosure.

(c) Each party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or Agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosure.

12.4	Use of Names, Trade Names and Trademarks

Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party hereto, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other party has been obtained.

12.5	Force Majeure

If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it can reasonably give and specifying the period for which it is estimated that such prevention or delay will continue, then the party in question shall be excused from the performance of its obligations or the punctual performance thereof as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue. For the purpose of this Agreement, “force majeure” shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party.

12.6	Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

12.7	Waiver of Remedies

No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party, nor shall any waiver of its rights operate as a waiver of any subsequent breach, and no right, power or remedy herein conferred upon or reserved for either party is exclusive of any other right, power or remedy available to that party.

12.8	Entire Agreement

This Agreement and the Appendices hereto constitute the entire agreement between the parties and supersede all prior oral and written agreements, understandings or arrangements relating to the subject matter hereof, including the Second Restated License Agreement and Confidentiality Agreement, dated January 15, 2008. No addition to or modification of any provision of this Agreement shall be binding upon the parties, unless made in writing and signed by a duly authorized representative of each of the parties.

12.9	Notices

All notices or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed with receipt acknowledged (and with a confirmation copy also sent by registered mail, return receipt requested), or delivered by a recognized commercial courier service with receipt acknowledged, postage prepaid, as follows:

If to NN:	Novo Nordisk A/S
Novo Allé
DK-2880 Bagsvaerd
Denmark
Attn: Head of Business Development
	Facsimile:	+45 4442-1830

With a copy to:	Novo Nordisk Legal Department
Novo Allé
DK-2880 Bagsvaerd
Denmark
Attn: Head of Licensing, Litigation & Trademarks
	Facsimile:	+45 4498 0670

If to ZGEN:	ZymoGenetics, Inc.
1201 Eastlake Avenue East
Seattle, WA 98102
Attn: Vice President, Law & Compliance
	Facsimile:	(206) 442-6697

or to such other addresses as the addressee may have specified in a notice duly given to the sender as provided herein. Such notices or other communication will be deemed effective as of the date so delivered (either personally or by courier service) or faxed.

12.10	Severability

The parties agree that, if any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties’ fundamental intentions hereunder, and the remaining provisions hereof shall not be affected, impaired or invalidated and shall continue in full force and effect.

12.11	Headings

The headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof.

12.12	Review of Agreement

This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

12.13	Compliance with Laws; Export Regulations

In performance of this Agreement, each party shall comply with all laws, regulations, rules, orders and other requirements and guidelines, now or hereafter in effect, and governmental authorities having jurisdiction. This Agreement and any information related to IL-21 Related Know-How provided hereunder are subject to restrictions concerning the export of information and materials that may be imposed by government. Accordingly, NN agrees that it will not export, directly or indirectly, any information or materials acquired under this Agreement or any products utilizing such information or materials to any country for which a government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency of the government when required by an applicable statute or regulation.

12.14	[*]

Prior to executing the USA Co-Promotion Agreement, the parties shall inform each other of their respective [*] (“[*]”), if any. Thereafter, the parties shall make suitable representatives reasonably available to discuss such [*].

12.15	Counterparts

This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* Confidential Treatment Requested.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the Effective Date.

NOVO NORDISK A/S

By:	/s/ JESPER BRANDGAARD
Jesper Brandgaard
Its:	Chief Financial Officer

By:	/s/ MADS KROGSGAARD THOMSEN
Mads Krogsgaard Thomsen
Its:	Chief Science Officer

ZYMOGENETICS, INC.

By:	/s/ DOUGLAS E. WILLIAMS
Douglas E. Williams, Ph.D.
Its:	Chief Executive Officer

[*]

Schedule 1

* Confidential Treatment Requested.

SCHEDULE 2

to the Third Restated License Agreement

for IL-21 Embodiments,

dated December 3, 2009

PRESS RELEASE

Novo Nordisk licenses IL-21 mAb and patent rights to IL-21 antibodies from

ZymoGenetics

24 million US dollars upfront payment with 157.5 million dollars of total potential milestone payments

Seattle, [month, day], 2009— Novo Nordisk A/S (NYSE: NVO) and ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced an agreement where Novo Nordisk in-licenses a fully-human anti-IL21 monoclonal antibody (IL-21 mAb) developed by ZymoGenetics, as well as broad intellectual property rights covering IL-21 mAb and the development of other IL-21 antibodies. The IL-21 mAb is a pre-IND candidate for the treatment of autoimmune and inflammatory diseases. Novo Nordisk in-licensed intellectual property rights to IL-21 antibodies outside North America in 2001 and now has worldwide rights.

Under the terms of the licence, Novo Nordisk has agreed to pay ZymoGenetics an initial upfront cash payment of 24 million dollars. In addition, as the development programme of the IL-21 mAb advances, ZymoGenetics may receive further milestones from Novo Nordisk of up to 157.5 million dollars over the term of the agreement, including a 1.5 million dollar milestone payment upon filing an investigational new drug application and a 8.5 million dollar milestone payment at the start of phase 1 studies with the mAb, plus royalties on net sales. ZymoGenetics also has a right to co-promote the IL-21 mAb product in the US if the company contributes to phase 3 clinical development costs.

“Novo Nordisk is currently building a pipeline of products to treat autoimmune and inflammatory diseases such as rheumatoid arthritis, lupus and inflammatory bowel disease,” said Mads Krogsgaard Thomsen, executive vice president and chief science officer of Novo Nordisk. “It was important for us to secure the worldwide rights to the IL-21 mAb project as well as worldwide patent rights to IL-21 antibodies, and we look forward to initiating a phase 1 trial with this IL-21 mAb in 2010.”

“ZymoGenetics has a rich pipeline and, while the IL-21 mAb is an exciting molecule, we believe that other development programmes offer us a better opportunity for return on investment,” said Douglas E Williams, PhD, chief executive officer of ZymoGenetics. “We believe that Novo Nordisk will be able to develop and create value for this asset. Furthermore, we have the option to increase our participation in commercialisation of the product, retaining long-term upside potential for our shareholders.”

Schedule 2

As part of the agreement, ZymoGenetics retains the option to fund a portion of phase 3 clinical development costs in exchange for an increased royalty rate on US sales and US co-promotion rights. If ZymoGenetics exercises the option, it would pay a fixed fee of 10 million dollars together with 15% of the costs of phase 3 clinical trials, and royalties on US sales would increase from single to double digits.

IL-21 mAb

ZymoGenetics developed a fully-human anti-IL-21 monoclonal antibody, or IL-21 mAb, as a potential therapeutic treatment for autoimmune and chronic inflammatory disorders. Cell biology experiments and preclinical models of inflammatory diseases suggest that IL-21 is a key mediator of inflammation, and over-expression patterns of IL-21 and its receptor in inflamed tissues of human diseases, such as in inflammatory bowel disease, rheumatoid arthritis and lupus, further support the role of IL-21 in the disease process.

ZymoGenetics is focused on the creation of novel protein drugs to improve patient care and address unmet medical needs. The company’s strategy is to discover, develop and commercialize its products independently, in collaboration with partner companies or through out-licensing. ZymoGenetics developed and markets RECOTHROM® Thrombin, topical (Recombinant). The company is developing a proprietary portfolio of immune-based product candidates. PEG-Interferon lambda is a novel type-3 interferon in clinical development for the treatment of chronic hepatitis C infection. Interleukin-21 is a novel cytokine in clinical development for the treatment of metastatic melanoma and renal cell carcinoma. Several other proprietary product candidates are in preclinical development. In addition, ZymoGenetics has licensed rights to multiple clinical and preclinical drug candidates being developed by other companies. For further information, visit www.zymogenetics.com.

Novo Nordisk is a healthcare company and a world leader in diabetes care. In addition, Novo Nordisk has a leading position within areas such as haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk employs more than 28,500 employees in 81 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For more information, visit novonordisk.com.

ZymoGenetics Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with ZymoGenetics dependence on Novo Nordisk to develop and commercialize IL-21 mAb. In particular, ZymoGenetics ability to generate revenues from the license arrangement is subject to numerous risks, including, among other things: the possibility that Novo Nordisk chooses to scale back or discontinue its development of IL-21 mAb due to, among other things, changes in its strategies, restructuring, mergers or acquisitions; the

Schedule 2

possibility that clinical trials involving IL-21 mAb reveal that it is not effective or has undesirable side effects, unacceptable toxicities or other characteristics that preclude regulatory approval or prevent or limit commercial use; and the length of time that it takes for Novo Nordisk to solve technical problems or achieve various clinical development and regulatory approval milestones. In addition, the forward-looking statements in this press release are subject to the other risks detailed in the other risks detailed in the ZymoGenetics Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and from time to time in other reports filed by ZymoGenetics with the U.S. Securities and Exchange Commission. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Further information:

Novo Nordisk Media:	Novo Nordisk Investors:

Rachel Curtis Gravesen	Mads Veggerby Lausten
Tel: (+45) 4442 7603	Tel: (+45) 4443 7919
rcgv@novonordisk.com	mlau@novonordisk.com

Kasper Roseeuw Poulsen
Tel: (+45) 4442 4471
krop@novonordisk.com

In North America:	In North America:
Sean Clements	Hans Rommer
Tel: (+1) 609 514 8316	Tel: (+1) 609 919 7937
secl@novonordisk.com	hrmm@novonordisk.com

ZymoGenetics Media and Investors:

Susan W Specht 206-442-6592

Schedule 2

[*]

Schedule 3

* Confidential Treatment Requested.

[*]

Appendix 1

* Confidential Treatment Requested.

[*]

Appendix 2

* Confidential Treatment Requested.

[*]

Appendix 3

* Confidential Treatment Requested.

[*]

Schedule 1 to Appendix 3

* Confidential Treatment Requested.

APPENDIX 4

to the Third Restated License Agreement

for IL-21 Embodiments,

dated December 3, 2009

NOVO NORDISK INVOICE INSTRUCTIONS

Novo Nordisk Invoice Instructions

We kindly ask you to comply with the following guidelines when sending invoices to NN. A properly formulated invoice is a requirement for payment by NN.

Invoices must be addressed to the address directly below and may be sent to NN as a PDF file attached to an email at [*]

[*]

Alternatively, hard copy invoices may be sent by mail or courier to the address above.

NN does not accept invoices received via facsimile.

All invoices must include:

•	A clear statement that the document sent is an invoice

•	A reference to the NN agreement ID

•	A reference to the specific section in the contract that identifies the payment obligation Value Added Tax number or Federal ID/registration number of your affiliation (if relevant)

•	Recipient’s bank information that uniquely identifies recipient’s bank account:

1. International Bank Account Number and/or IBAN code (the latter is applicable in all EU countries): [*]

2. Name of Bank: [*]

3. Address of Bank: [*]

4. Bank details (e.g. ACH/ABA/Routing/Fedwire/Transit number/Sort Number):[*]

Appendix 4

* Confidential Treatment Requested.

5. Swift code: [*]

6. Account Name: [*]

7. Currency: [*]

If you have questions regarding the above, please contact the person identified above as being your NN contact person.

Thank you very much for your cooperation.

Appendix 4

* Confidential Treatment Requested.

[*]

Appendix 5

* Confidential Treatment Requested.

[*]

Appendix 6

* Confidential Treatment Requested.